                                               Filed pursuant to Rule 424(b)(2)
                                                     Registration No. 333-53020
                                                  Registration No. 333-53020-01

PROSPECTUS SUPPLEMENT
(To prospectus dated February 15, 2001)

                                 $300,000,000
                            AGL Capital Corporation

                         7 1/8% Senior Notes due 2011
                    Guaranteed fully and unconditionally by
                              AGL Resources Inc.
                           [AGL Resources Inc. logo]

                                ---------------

      We will pay interest on the senior notes on January 14 and July 14 of each year, beginning July 14, 2001. The senior notes will not be redeemable prior to maturity and are not entitled to any sinking fund.

      The senior notes will be unsecured and will rank equally with all of our other unsecured, unsubordinated indebtedness. The senior notes will be issued in book entry form in denominations of $1,000.

                                ---------------

                                                        Per Senior Note     Total
                                                        ---------------     -----
     Public offering price(1)..........................     99.578%     $298,734,000

     Underwriting discount.............................        .65%       $1,950,000

     Proceeds, before expenses, to AGL Capital
      Corporation......................................     98.928%     $296,784,000

    (1) Plus accrued interest from March 1, 2001, if settlement occurs after that date

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The senior notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about March 1, 2001.

                                ---------------

Merrill Lynch & Co.                               SunTrust Equitable Securities
Morgan Stanley Dean Witter                            Wachovia Securities, Inc.
BNY Capital Markets                              Banc One Capital Markets, Inc.
Credit Lyonnais Securities                               Fleet Securities, Inc.
Scotia Capital                               Tokyo-Mitsubishi International plc

                                ---------------

         The date of this prospectus supplement is February 23, 2001.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
The Offering............................................................... S-3
The Company................................................................ S-4
Use of Proceeds............................................................ S-5
Capitalization............................................................. S-5
Description of Senior Notes................................................ S-6
Underwriting............................................................... S-7
Legal Matters.............................................................. S-9
Index to Financial Information............................................. F-1


                                   Prospectus
About this Prospectus......................................................   1
Where You Can Find More Information........................................   1
Incorporation of Certain Documents by Reference............................   2
Risk Factors...............................................................   2
Forward-Looking Statements.................................................   3
The Company................................................................   3
Use of Proceeds............................................................   5
Ratio of Earnings to Fixed Charges.........................................   5
Description of Debt Securities.............................................   5
Plan of Distribution.......................................................  13
Legal Matters..............................................................  13
Experts....................................................................  14

                               ----------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                  The Offering

      The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the senior notes, see "Description of Senior Notes" in this prospectus supplement.

 Issuer.................................  AGL Capital Corporation, guaranteed fully and unconditionally by AGL
                                          Resources Inc.

 Aggregate Principal Amount.............  $300,000,000

 Interest Rate..........................  7 1/8% per year.

 Maturity Date..........................  January 14, 2011.

 Interest Payment Dates.................  January 14 and July 14 of each year, beginning July 14, 2001.

 Record Dates...........................  December 31 and June 30 of each year.

 Interest Calculations..................  Based on a 360-day year of twelve 30-
                                          day months.

 Ranking................................  The senior notes will rank equally with all of our other unsecured and
                                          unsubordinated indebtedness.

 Sinking Fund...........................  None.

 Form and Denominations.................  The senior notes initially will be issued in book-entry form and will be
                                          represented by one or more registered
                                          global securities deposited with or
                                          on behalf of, and registered in the
                                          name of, a nominee of The Depository
                                          Trust Company. The senior notes will
                                          be issued in denominations of $1,000
                                          and integral multiples thereof.

 Use of Proceeds........................  The proceeds from the sale of the senior notes will be used to reduce
                                          outstanding short-term debt
                                          obligations, including debt incurred
                                          through our commercial paper program
                                          and for other proper corporate
                                          purposes.

                                  THE COMPANY

      AGL Resources is the holding company for:

    .  Atlanta Gas Light Company, a natural gas local distribution utility;

    . Virginia Natural Gas, Inc., a natural gas local distribution utility acquired on October 1, 2000;

    .  Chattanooga Gas Company, a natural gas local distribution utility;

    .  AGL Energy Services, LLC, a gas supply services company;

    . AGL Services Company, a service company established in accordance with the Public Utility Holding Company Act of 1935; and

    .  Several non-utility subsidiaries, including AGL Capital Corporation.

      Atlanta Gas Light Company conducts its primary business, the distribution of natural gas, in Georgia including Atlanta, Athens, Augusta, Brunswick, Macon, Rome, Savannah and Valdosta. Chattanooga Gas Company distributes natural gas in the Chattanooga and Cleveland areas of Tennessee. Virginia Natural Gas distributes natural gas in the Hampton Roads region of Virginia. The Georgia Public Service Commission regulates Atlanta Gas Light Company, the Tennessee Regulatory Authority regulates Chattanooga Gas Company and the Virginia State Corporation Commission regulates Virginia Natural Gas. AGL Energy Services provides asset management services for AGL Resources' regulated and unregulated operations, as well as for unaffiliated retail gas marketers. Atlanta Gas Light Company, Chattanooga Gas Company and Virginia Natural Gas comprise substantially all of AGL Resources' assets, revenues and earnings.

      AGL Resources owns or has an interest in the following non-utility businesses:

    . SouthStar Energy Services LLC (50% owned by AGL Resources), a joint venture among a subsidiary of AGL Resources and subsidiaries of Dynegy Holdings, Inc. and Piedmont Natural Gas Company. SouthStar markets natural gas and related services to residential and small commercial customers in Georgia and to industrial customers in the Southeast. SouthStar began marketing natural gas to customers in Georgia during the first quarter of fiscal 1999 under the trade name Georgia Natural Gas Services;

    . AGL Investments, Inc., in which AGL Resources has a 100% ownership interest, manages certain non-utility businesses including:

            . AGL Propane Services, Inc., which has a 22.36% ownership interest in US Propane LLC. US Propane owns 34% of Heritage Propane Partners, which engages in the sale of propane and related products and services in 28 states;

            . Utilipro, Inc., in which AGL Resources currently has a 100% ownership interest, engages in the sale of integrated customer care solutions and billing services to energy marketers in the United States; and

            . AGL Networks, LLC, which will install, and lease to third-party operators, conduit and fiber optic cable. AGL Networks was incorporated on August 15, 2000 for the purpose of partnering with other telecommunication companies to serve Atlanta's rapidly growing demand for high-speed network capacity;

    . AGL Peaking Services, Inc. (100% owned by AGL Resources), which owns a 50% interest in Etowah LNG Company, LLC, a joint venture with Southern Natural Gas Company. Etowah was formed for the purpose of constructing, owning and operating a liquefied natural gas peaking facility; and

    . AGL Capital Corporation (100% owned by AGL Resources), which was established to finance the acquisition of Virginia Natural Gas, to refinance existing short-term debt and to provide working capital to AGL Resources and its subsidiaries through a commercial paper program and other financing mechanisms.

      AGL Resources' principal executive offices are located at 817 West Peachtree Street, N.W., Atlanta, Georgia 30308 (telephone: (404) 584-9470). AGL Capital Corporation's principal address is 2325-B Renaissance Drive, Las Vegas, Nevada 89119.

                                USE OF PROCEEDS

      We anticipate using the net proceeds to be received from the sale of the senior notes of approximately $296,381,500 to reduce outstanding short-term debt obligations, including debt incurred through our commercial paper program and for other proper corporate purposes.

                                 CAPITALIZATION

      The following table sets forth the capitalization of AGL Resources Inc. and its subsidiaries as of December 31, 2000 and as adjusted to give effect to the sale of $300.0 million of senior notes as well as the application of the net proceeds of the offering to pay short-term debt obligations. The following information should be read together with the financial information and notes thereto beginning on page F-1 of this prospectus supplement.

                          Consolidated Capitalization
                             (Dollars in Millions)

                                                   As of December 31, 2000
                                              ---------------------------------
                                                   Actual         Pro-Forma
                                              ---------------- ----------------
                                               Amount  Percent  Amount  Percent
                                              -------- ------- -------- -------
Short-Term Debt(1)(2).......................  $  718.6   35.3% $  422.2   20.7%
Current Portion of Long-Term Debt(2)........      20.0     .9      20.0     .9
Long-Term Debt(1)...........................     590.0   29.0     886.4   43.6
Preferred Securities........................      74.3    3.7      74.3    3.7
Common Stockholders Equity (less shares held
 in Treasury)...............................     632.5   31.1     632.5   31.1
                                              --------  -----  --------  -----
                                              $2,035.4  100.0% $2,035.4  100.0%
                                              ========  =====  ========  =====

--------

(1) Proposed financing of $296.4 million in long-term debt to pay down $296.4 million of short-term commercial paper.

(2) In February 2001, AGL Resources refinanced the $20.0 million current portion of long-term debt with $20.0 million of short-term commercial paper. This transaction is not reflected in the table above.

General

      The senior notes will bear interest at the annual rate stated on the cover page of this prospectus supplement. Interest will be payable on January 14 and July 14, beginning on July 14, 2001. Interest on the senior notes will accrue from March 1, 2001. Interest will be paid to the person in whose name a senior note is registered at the close of business on the preceding December 31 and June 30, respectively, subject to certain exceptions. The senior notes will mature on January 14, 2011.

Denominations

      The senior notes will be issued in global form in denominations of $1,000 and integral multiples of $1,000.

                          DESCRIPTION OF SENIOR NOTES

      We will issue the senior notes under the Indenture, dated as of February 20, 2001 (the "Indenture"), by and among AGL Capital Corporation, as Issuer, ALG Resources Inc. as Guarantor and The Bank of New York, as Trustee. The Indenture is more fully described under the caption "Description of Debt Securities" in the accompanying prospectus. The following description of the particular terms of the senior notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities included in the accompanying prospectus under the caption "Description of Debt Securities." The senior notes comprise all of the $300,000,000 aggregate principal amount of debt securities we registered under the Securities Act of 1933 in December 2000.

Ranking of Senior Notes

      The senior notes will rank equally in right of payment with each other and our other unsecured and unsubordinated obligations.

Book Entry System

      The notes initially will be represented by one or more global securities deposited with The Depository Trust Company and registered in the name of DTC's nominee. DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (for interests of persons who are participants) and records maintained by participants (for interests of persons who are not participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Those limits and laws may impair a purchaser's ability to transfer beneficial interests in a global security.

      DTC or its nominee will be considered the sole owner or holder of the senior notes represented by a global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of notes, and will not be considered the owners of record or holders of notes under the Indenture.

      We will make principal and interest payments on notes registered in the name of DTC or its nominee to DTC or its nominee as the registered holder of the relevant global security. None of us, the Trustee, any paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to, or payment made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

      If DTC at any time is unwilling or unable to continue as a depository and we do not appoint a successor depository within 90 days, we will issue notes in definitive form in exchange for the entire global security. In addition, we may at any time and in our sole discretion determine not to have notes represented by a global security and, in such event, we will issue notes in definitive form in exchange for the entire global security. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by such global security equal in principal amount to such beneficial interest and to have such notes registered in the owner's name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless we specify otherwise.

      The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

                                  UNDERWRITING

      We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Equitable Securities Corporation are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal of the notes listed opposite their names below.

                                                                         Principal
         Underwriter                                                       Amount
         -----------                                                     ---------
    Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.............................................. $ 90,000,000
    SunTrust Equitable Securities Corporation..........................   90,000,000
    Morgan Stanley & Co., Incorporated.................................   37,500,000
    Wachovia Securities, Inc. .........................................   37,500,000
    BNY Capital Markets, Inc. .........................................    7,500,000
    Banc One Capital Markets, Inc. ....................................    7,500,000
    Credit Lyonnais Securities (USA) Inc...............................    7,500,000
    Fleet Securities, Inc..............................................    7,500,000
    Scotia Capital (USA) Inc. .........................................    7,500,000
    Tokyo-Mitsubishi International plc.................................    7,500,000
                                                                        ------------
         Total......................................................... $300,000,000
                                                                        ============

      The several underwriters have agreed, subject to the terms and conditions included in the underwriting agreement, to purchase all of the senior notes sold under the agreement, if any of the senior notes being sold under the agreement are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      It is expected that delivery of the senior notes will be made against payment on or about March 1, 2001, which will be the fourth business day in the United States following the date of this prospectus supplement ("T+4"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes on the date of this prospectus supplement will be required, by virtue of the fact that the senior notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the senior notes which wish to trade the senior notes on the date of this prospectus supplement should consult their own advisors.

      Any sales to U.S. investors by Tokyo-Mitsubishi International plc will be made through its affiliate, Tokyo-Mitsubishi Securities (USA), Inc.

Commissions and Discounts

      The underwriters have advised us that they propose initially to offer the senior notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .4% of the principal amount of the senior notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .25% of the principal amount of the senior notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The expenses of the offering, not including the underwriting discount, are estimated to be $402,500 and are payable by us.

New Issue of Notes

      The senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the senior notes on any national securities exchange or for quotation of the senior notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the senior notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

Price Stabilization and Short Positions

      In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the senior notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the senior notes. If the underwriters create a short position in the senior notes in connection with the offering, i.e., if they sell more senior notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing senior notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commented, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

      Legal matters regarding the validity of the senior notes offered under this prospectus supplement will be passed upon on our behalf by our counsel, Long Aldridge & Norman LLP, Atlanta, Georgia, and with regard to the laws of the State of Nevada, Marshall Hill Cassas & de Lipkau, Reno, Nevada. Various legal matters relating to the offering will be passed on for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                      AGL RESOURCES INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL INFORMATION

                                    Contents

                                                                           Page
                                                                           ----
Financial Information Related to the Three-Months Ended December 31, 2000
 (Unaudited)
Condensed Statements of Consolidated Income for the Three-Months Ended
 December 31, 2000 and 1999 (Unaudited)..................................   F-2
Condensed Consolidated Balance Sheets as of December 31, 2000 (Unaudited)
 and September 30, 2000..................................................   F-3
Condensed Consolidated Statements of Cash Flows for the Three-Months
 Ended December 31, 2000 and 1999 (Unaudited)............................   F-5
Notes to Condensed Consolidated Financial Statements (Unaudited).........   F-6
Selected Financial Analysis of Results of Operations and Financial Condi-
 tion Related to the
 Three-Months Ended December 31, 2000 (Unaudited)........................  F-12

Consolidated Balance Sheets of AGL Resources Inc. and Subsidiaries as of
 September 30, 2000 and 1999 and the Related Statements of Consolidated
 Income, Common Stockholders' Equity and Cash Flows for Each of the Three
 Years in the Period Ended September 30, 2000
Consolidated Balance Sheets as of September 30, 2000 and 1999............  F-22
Statements of Consolidated Income for the Years Ended September 30, 2000,
 1999 and 1998...........................................................  F-24
Statements of Consolidated Common Stockholders' Equity for the Years
 Ended September 30, 2000, 1999 and 1998.................................  F-25
Statements of Consolidated Cash Flows for the Years Ended September 30,
 2000, 1999 and 1998.....................................................  F-26
Notes to Consolidated Financial Statements related to the Years Ended
 September 30, 2000, 1999 and 1998.......................................  F-27

                      AGL RESOURCES INC. AND SUBSIDIARIES

                  CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                           FOR THE THREE-MONTHS ENDED
                           DECEMBER 31, 2000 AND 1999
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                   Three-months
                                                                   -------------
                                                                    2000   1999
                                                                   ------ ------
Operating Revenues................................................ $294.8 $182.3
Cost of Sales.....................................................  130.8   54.6
                                                                   ------ ------
  OPERATING MARGIN................................................  164.0  127.7
Other Operating Expenses..........................................  108.7   94.2
                                                                   ------ ------
  OPERATING INCOME................................................   55.3   33.5
Other Income......................................................    5.2    6.9
                                                                   ------ ------
  INCOME BEFORE INTEREST, PREFERRED STOCK DIVIDENDS, AND INCOME
   TAXES..........................................................   60.5   40.4
Interest Expense and Preferred Stock Dividends
 Interest expense.................................................   23.2   12.2
 Dividends on preferred stock of subsidiary.......................    1.5    1.5
                                                                   ------ ------
    Total interest expense and preferred stock dividends..........   24.7   13.7
                                                                   ------ ------
  INCOME BEFORE INCOME TAXES......................................   35.8   26.7
Income Taxes......................................................   13.3    9.6
                                                                   ------ ------
  NET INCOME...................................................... $ 22.5 $ 17.1
                                                                   ====== ======
EARNINGS PER COMMON SHARE
 Basic............................................................ $ 0.41 $ 0.30
 Diluted.......................................................... $ 0.41 $ 0.30

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
 Basic............................................................   54.1   56.9
 Diluted..........................................................   54.5   57.0

CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK..................... $ 0.27 $ 0.27


           See Notes to Condensed Consolidated Financial Statements.

                      AGL RESOURCES INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                     (Unaudited)
                                                     December 31, September 30,
                                                         2000         2000
                                                     ------------ -------------
                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................   $    2.0     $    2.0
  Receivables
    Gas (less allowance for uncollectible accounts
     of $2.7 at December 31, 2000 and $3.1 at
     September 30, 2000)............................       91.6         29.9
    Other (less allowance for uncollectible accounts
     of $8.6 at December 31, 2000 and $5.2 at
     September 30, 2000)............................       10.5         13.4
  Unbilled revenues.................................       55.2          1.7
  Refundable income taxes...........................         --          8.1
  Inventories
    Natural gas stored underground..................       29.2         27.7
    Liquefied natural gas...........................        1.4          2.1
    Materials and supplies..........................        8.1          6.2
    Other...........................................        1.2          1.2
  Other current assets..............................        8.5          7.4
                                                       --------     --------
    Total current assets............................      207.7         99.7
                                                       --------     --------
PROPERTY, PLANT AND EQUIPMENT
  Utility plant.....................................    2,930.8      2,371.5
  Less accumulated depreciation.....................      968.4        791.8
                                                       --------     --------
    Utility plant--net..............................    1,962.4      1,579.7
                                                       --------     --------
  Non-utility property..............................       84.5         88.2
  Less accumulated depreciation.....................       29.5         30.4
                                                       --------     --------
    Non-utility property--net.......................       55.0         57.8
                                                       --------     --------
    Total property, plant and equipment--net........    2,017.4      1,637.5
                                                       --------     --------
DEFERRED DEBITS AND OTHER ASSETS
  Unrecovered environmental response costs..........      167.2        164.6
  Investments in joint ventures.....................       74.4         78.8
  Unrecovered postretirement benefits costs.........        7.7          7.9
  Goodwill..........................................      159.1           --
  Other.............................................       68.5         31.4
                                                       --------     --------
    Total deferred debits and other assets..........      476.9        282.7
                                                       --------     --------
TOTAL ASSETS........................................   $2,702.0     $2,019.9
                                                       ========     ========

           See Notes to Condensed Consolidated Financial Statements.

                      AGL RESOURCES INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                     (Unaudited)
                                                     December 31, September 30,
                                                         2000         2000
                                                     ------------ -------------
LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES
  Short-term debt...................................   $  718.6     $  141.2
  Accounts payable--trade...........................       80.7         34.0
  Interest..........................................       12.4         21.5
  Current portion of long-term debt.................       20.0         20.0
  Wages and salaries................................       18.1         15.3
  Other accrued liabilities.........................       32.6         20.2
  Customer deposits.................................       14.8          1.8
  Other.............................................       52.2         30.8
                                                       --------     --------
    Total current liabilities.......................      949.4        284.8
                                                       --------     --------
ACCUMULATED DEFERRED INCOME TAXES...................      248.1        249.6
                                                       --------     --------
LONG-TERM LIABILITIES
  Accrued environmental response costs..............      111.7        111.7
  Accrued postretirement benefits costs.............       32.9         31.9
  Accrued pension costs.............................       11.6          6.7
                                                       --------     --------
    Total long-term liabilities.....................      156.2        150.3
                                                       --------     --------
DEFERRED CREDITS
  Unamortized investment tax credit.................       22.8         23.2
  Regulatory tax liability..........................       18.5         15.5
  Other.............................................       10.2         11.3
                                                       --------     --------
    Total deferred credits..........................       51.5         50.0
                                                       --------     --------
CAPITALIZATION
  Long-term debt....................................      590.0        590.0
  Subsidiary obligated mandatorily redeemable
   preferred securities.............................       74.3         74.3
  Common stockholders' equity, $5 par value, shares
   issued of 57.8 at December 31, 2000 and at
   September 30, 2000...............................      695.3        687.1
  Less shares held in treasury, at cost, 3.6 at
   December 31, 2000 and 3.8 at September 30, 2000..      (62.8)       (66.2)
                                                       --------     --------
    Total capitalization............................    1,296.8      1,285.2
                                                       --------     --------
TOTAL LIABILITIES AND CAPITALIZATION................   $2,702.0     $2,019.9
                                                       ========     ========

           See Notes to Condensed Consolidated Financial Statements.

                      AGL RESOURCES INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE THREE-MONTHS ENDED DECEMBER 31, 2000 AND 1999
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                Three-months
                                                               ---------------
                                                                2000     1999
                                                               -------  ------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income................................................... $  22.5  $ 17.1
 Adjustments to reconcile net income to net cash flow from
  operating activities
  Depreciation and amortization...............................    26.4    21.2
  Deferred income taxes.......................................     1.0     4.8
  Other.......................................................    (0.4)   (0.4)
 Changes in certain assets and liabilities, net of effect of business acquired
  Receivables.................................................   (96.1)   (0.7)
  Inventories.................................................    33.3    31.9
  Accounts payable............................................    24.8     3.3
  Purchased gas adjustment....................................    (7.2)   (2.7)
  Gas cost credits............................................      --   (35.9)
  Accrued interest............................................    (9.1)  (13.4)
  Other current liabilities...................................    13.0   (10.5)
  Other--net..................................................    10.4    (4.1)
                                                               -------  ------
  Net cash flow from operating activities.....................    18.6    10.6
                                                               -------  ------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net borrowings of short-term debt............................   557.4    17.5
 Sale of common stock, net of expenses........................    (1.4)   (2.4)
 Sale of treasury shares......................................     3.4     2.9
 Purchase of treasury shares..................................      --    (4.5)
 Dividends paid on common stock...............................   (14.4)  (13.0)
                                                               -------  ------
  Net cash flow used in financing activities..................   545.0     0.5
                                                               -------  ------
CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of Virginia Natural Gas, net of cash acquired....  (539.7)     --
 Utility plant expenditures...................................   (33.7)  (33.7)
 Non-utility property expenditures............................    (0.9)   (1.6)
 Cash received from (provided to) joint ventures..............    11.1    (9.4)
 Other........................................................    (0.4)    4.9
                                                               -------  ------
  Net cash used in investing activities.......................  (563.6)  (39.8)
                                                               -------  ------
  Net decrease in cash and cash equivalents...................      --   (28.7)
  Cash and cash equivalents at beginning of period............     2.0    32.9
                                                               -------  ------
  Cash and cash equivalents at end of period.................. $   2.0  $  4.2
                                                               =======  ======
CASH PAID DURING THE PERIOD FOR
 Interest..................................................... $  32.3  $ 26.0
 Income taxes................................................. $    .4  $  2.9

           See Notes to Condensed Consolidated Financial Statements.

                      AGL RESOURCES INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. NATURE OF OUR BUSINESS

      AGL Resources Inc. is the registered holding company for:

    . Atlanta Gas Light Company ("AGLC"), a natural gas local distribution utility;

    . Virginia Natural Gas, Inc. ("VNG"), a natural gas local distribution utility;

    . Chattanooga Gas Company ("Chattanooga"), a natural gas local distribution utility;

    .  AGL Energy Services, Inc. ("AGLE"), a gas supply services company;

    . AGL Services Company ("AGLS"), a service company established in accordance with the Public Utilities Holding Company Act of 1935 ("PUHCA");

    .  AGL Capital Corporation, a financing subsidiary; and

    .  Several other non-utility subsidiaries.

      AGL Resources Inc. and its subsidiaries are collectively referred to as "AGL Resources."

      Effective October 1, 2000, AGL Resources acquired all of the outstanding common stock of VNG, a wholly owned subsidiary of Consolidated Natural Gas Company and an indirect subsidiary of Dominion Resources, Inc. The purchase price of approximately $533 million, paid in cash, included approximately
$4.8 million in working capital.

      The acquisition of VNG was accounted for as a purchase for financial accounting purposes and as a result VNG's operations were consolidated with AGL Resources beginning October 1, 2000. The excess purchase price over the fair value of the assets acquired and liabilities assumed was allocated to goodwill, which will be amortized over 40 years. The allocation of the purchase price and acquisition costs to the assets acquired and liabilities assumed is preliminary at December 31, 2000, and is subject to change.

      With the addition of VNG's customer base of approximately 230,000, AGL Resources is now the second largest natural gas-only distributor in the United States, serving nearly 1.8 million customers. VNG is headquartered in Norfolk, Virginia, and serves customers in the Hampton Roads region of southeastern Virginia.

      In the opinion of management, the unaudited condensed consolidated financial statements included herein reflect all normal recurring adjustments necessary for a fair statement of the results of the interim periods reflected. These interim financial statements and notes are condensed as permitted by the instructions to Form 10-Q, and should be read in conjunction with the financial statements and the notes included in the annual report on Form 10-K of AGL Resources for the fiscal year ended September 30, 2000. Due to the seasonal nature of a portion of AGL Resources' businesses, the results of operations for the three-month period are not necessarily indicative of results of operations for a twelve-month period.

      Management makes estimates and assumptions when preparing financial statements under accounting principles generally accepted in the United States of America. Those estimates and assumptions affect various matters, including:

    . Reported amounts of assets and liabilities in our Condensed Consolidated Balance Sheets as of the dates of the financial statements;

    . Disclosure of contingent assets and liabilities as of the dates of the financial statements; and

    . Reported amounts of revenues and expenses in our Condensed Statements of Consolidated Income during the reported periods.

                      AGL RESOURCES INC. AND SUBSIDIARIES

      Those estimates involve judgments with respect to, among other things, future economic factors that are difficult to predict and are beyond management's control. Consequently, actual amounts could differ from our estimates.

      Certain amounts in financial statements of prior years have been reclassified to conform to the presentation of the current year.

2. SIGNIFICANT ACCOUNTING POLICIES

      For a summary of AGL Resources' accounting policies, please refer to AGL Resources' Annual Report on Form 10-K for the year ended September 30, 2000.

      Additional significant accounting policies effective October 1, 2000 as a result of the acquisition of VNG include:

 Regulation of the Utility Business

      The Virginia State Corporation Commission ("VSCC") regulates VNG with respect to the rates, maintenance of accounting records and various other matters. Consistent with AGLC and Chattanooga, generally the same accounting policies and practices utilized by non-regulated companies are utilized by VNG for financial reporting under accounting principles generally accepted in the United States of America. However, sometimes the VSCC orders an accounting treatment different from that used by non-regulated companies to determine the rates charged to the VNG's customers. Additionally, following the consummation of the VNG acquisition, AGL Resources registered with the Securities and Exchange Commission as a holding company under the Public Utility Holding Company Act of 1935 ("PUHCA").

 Revenue Recognition

      Revenues from sales and transportation services are recognized in the same period in which the related volumes are delivered to customers. Revenues from VNG's business are based on rates approved by the VSCC. The Company bills and recognizes sales revenues from residential and certain commercial and industrial customers on the basis of scheduled meter readings. In addition, revenues are recorded for estimated deliveries of gas, not yet billed to these customers, from the meter reading date to the end of the accounting period. For wholesale and other commercial and industrial customers, revenues are based upon actual deliveries to the end of the period.

 Cost of Sales

      VNG charges their customers for the natural gas they consume using purchased gas adjustment ("PGA") mechanisms set by the VSCC. Under the PGA, VNG defers (included as a current asset or liability in the Condensed Consolidated Balance Sheets and excluded from the Condensed Statements of Consolidated Income) the difference between the utility's actual cost of gas and what it collected from customers in a given period. Then, VNG either bills or refunds to its customers the deferred amount.

 Depreciation Expense

      Depreciation for VNG is computed by applying composite, straight-line rates approved by the VSCC to the investment of depreciable property. The composite straight-line depreciation rate was approximately 3.2% for utility property excluding transportation equipment during the three-months ended December 31, 2000.

                      AGL RESOURCES INC. AND SUBSIDIARIES

 Allowance for Funds Used During Construction ("AFUDC")

      Construction projects in Virginia are financed with borrowed funds and equity funds. The VSCC allows VNG to record the cost of those funds as part of the cost of construction projects on AGL Resources' Consolidated Balance Sheets and as AFUDC in the Statements of Consolidated Income. AFUDC for VNG is calculated based upon a rate authorized by the VSCC.

 Inventory

      VNG's gas inventories are stated at the weighted average inventory costing method. Materials and supplies inventories are stated at lower of average cost or market.

      Chattanooga changed its inventory costing method for its gas inventories from last-in, first-out to weighted average cost effective October 1, 2000. In management's opinion, the weighted average inventory costing method provides for a better matching of costs and revenue from the sale of gas and is more consistent with AGLC and VNG. Because Chattanooga recovers all of its gas costs through a PGA mechanism, there was not a cumulative effect resulting from the change in the inventory costing method.

3. EARNINGS PER COMMON SHARE AND COMMON STOCKHOLDERS' EQUITY

      Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share reflects the potential dilution that could occur when common share equivalents are added to common shares outstanding. Diluted earnings per common share is calculated quarterly and the number of incremental shares to be included at year end is the weighted average of each quarterly calculation. AGL Resources' common share equivalents are derived from performance units whose future issuance is contingent upon the satisfaction of certain performance criteria and stock options whose exercise prices were less than the average market price of the common shares for the respective periods. Performance units totaling 6,574 qualified as common stock equivalents as of December 31, 2000. An average of 377,207 and 22,511 incremental shares qualified as common stock equivalents for the three-month periods ended December 31, 2000 and 1999, respectively, because the exercise prices of those options were less than the average market price of the common shares for the respective periods.

      During the three-month periods ended December 31, 2000 and 1999, AGL Resources issued 195,764 shares and 158,476 shares of common stock, respectively, under ResourcesDirect, a direct stock purchase and dividend reinvestment plan; the Retirement Savings Plus Plan; the Long-Term Stock Incentive Plan, the Long-Term Incentive Plan; and the Non-Employee Directors Equity Compensation Plan.

4. ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

      In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133, as amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. AGL Resources adopted SFAS 133 on October 1, 2000. The effect of the adoption of SFAS 133, as well as the effect from the application of SFAS 133 during the three-month period ended December 31, 2000 has been immaterial to AGL Resources' financial statements.

                      AGL RESOURCES INC. AND SUBSIDIARIES

5. ENVIRONMENTAL MATTERS

      Before natural gas was widely available in the Southeast, AGLC manufactured gas from coal and other fuels. Those manufacturing operations were known as manufactured gas plants ("MGP"), which AGLC ceased operating in the 1950s. Because of recent environmental concerns, AGLC is required to investigate possible environmental contamination at those plants and, if necessary, clean up any contamination.

      AGLC has been associated with nine MGP sites in Georgia and three in Florida. Based on investigations to date, AGLC believes that some cleanup is likely at most of the sites. In Georgia, the state Environmental Protection Division supervises the investigation and cleanup of MGP sites. In Florida, the U.S. Environmental Protection Agency has that responsibility.

      For each of the MGP sites, AGLC has estimated, where possible, its share of the likely costs of investigation and cleanup. AGLC currently estimates that its total future cost of investigating and cleaning up its MGP sites is between $111.7 million and $171.8 million. This estimate does not include other potential expenses, such as unasserted property damage or personal injury claims, legal expenses or other costs for which AGLC may be held liable, but with respect to which the amount can not be reasonably forecast. Within that range, AGLC cannot identify any single number as a "better" estimate of its likely future costs, because its actual future investigation and cleanup costs will be affected by a number of contingencies that cannot be quantified at this time. Consequently, as of December 31, 2000, AGLC has recorded the lower end of the range, or $111.7 million, as a liability.

      AGLC has entered into a contract with ThermoRetec Consulting Corporation ("ThermoRetec") for management of the investigation and cleanup of AGLC's MGP sites. Under this contract, AGLC's former MGP sites are classified into two categories. Where AGLC is not the primary responsible party, ThermoRetec will provide management oversight and coordination between AGLC and other responsible parties. At all other sites, ThermoRetec will provide all services that will eventually result in cleanup and regulatory finality for those MGP sites within specified deadlines. With respect to these latter sites, the agreement between AGLC and ThermoRetec establishes a performance-based fee arrangement, under which a portion of ThermoRetec's compensation is tied to the relationship between certain specified components of the cleanup costs and specified benchmarks for those cost components. Management does not believe the outsourcing of the management will have a material effect on the total future cost of investigating and cleaning up the MGP sites.

      AGLC has two ways of recovering investigation and cleanup costs. First, the Georgia Public Service Commission ("GPSC") has approved an environmental response cost recovery rider. It allows the recovery of costs of investigation, testing, cleanup, and litigation. Because of that rider, AGLC has recorded a regulatory asset for actual and projected future costs related to investigation and cleanup, to be recovered from the rate payers in future years. During the three-months ended December 31, 2000, AGLC recovered $3.3 million through its environmental response cost recovery rider. The asset increased by $2.6 million due to additional expenses.

      The second way AGLC can recover costs is by exercising the legal rights AGLC believes it has to recover a share of its costs from other potentially responsible parties, typically former owners or operators of the MGP sites. AGLC has been actively pursuing those recoveries. There were no material recoveries during the three-months ended December 31, 2000.

      On January 5, 2001, the Environmental Protection Division ("EPD") in Georgia approved AGLC's corrective action plans ("CAPs") for the Athens, Savannah, and Macon MGP sites. Coupled with approvals in 2000 for Brunswick (February), Griffin (June), Waycross (August), Rome and Valdosta (November), AGLC

                      AGL RESOURCES INC. AND SUBSIDIARIES
has met its commitment to the GPSC's timeline for these sites. The Augusta CAP, which is the only remaining Georgia CAP to be filed, will be submitted by March 30, 2001.

6. SEGMENT INFORMATION

      AGL Resources is organized into two operating segments: Utility and Non-utility. Management evaluates segment performance based on net income, which includes the effects of corporate expense allocations. There were no material inter-segment sales during the three-month period ended December 31, 2000 or 1999.

                              Three-months Ended        Three-months Ended
                               December 31, 2000         December 31, 1999
                           ------------------------- -------------------------
                                     Non-                      Non-
                           Utility  utility  Total   Utility  utility  Total
                           -------- ------- -------- -------- ------- --------
                                          (Millions of Dollars)
Operating Revenues........ $  290.7  $ 4.1  $  294.8 $  171.3  $11.0  $  182.3
Depreciation and
 Amortization.............     23.5    2.6      26.1     17.3    3.4      20.7
Interest Expense..........     11.2   12.0      23.2     11.9    0.3      12.2
Interest Income...........      0.1     --       0.1      0.1    0.2       0.3
Equity in the Net Income
 of Joint Ventures........       --    4.7       4.7       --    4.8       4.8
Income Tax Expense
 (Benefit)................     19.2   (5.9)     13.3     10.0   (0.4)      9.6
Net Income (Loss).........     31.8   (9.3)     22.5     17.6   (0.5)     17.1
Capital Expenditures......     33.7     .9      34.6     33.7    1.6      35.3

                                 Balance as of             Balance as of
                               December 31, 2000        September 30, 2000
                           ------------------------- -------------------------
                                     Non-                      Non-
                           Utility  utility  Total   Utility  utility  Total
                           -------- ------- -------- -------- ------- --------
                                          (Millions of Dollars)
Identifiable Assets....... $2,554.4  $73.2  $2,627.6 $1,866.3  $74.8  $1,941.1
Investments in Joint
 Ventures.................       --   74.4      74.4      0.4   78.4      78.8

7. SHORT-TERM DEBT

      In connection with the acquisition of VNG, AGL Resources established a $900 million commercial paper program through AGL Capital Corporation. AGL Resources' commercial paper consists of short-term unsecured promissory notes with maturities ranging from overnight to 270 days. AGL Resources' commercial paper program is fully supported by bank back-up credit lines. On October 6, 2000, AGL Resources issued $660 million in commercial paper, the proceeds of which were used to finance the VNG acquisition and to refinance existing short-term debt.

      During October 2000, the short-term debt outstanding at September 30, 2000 of $141.2 million was refinanced with commercial paper. As of December 31, 2000, $181.4 million remained available for borrowing under the commercial paper program. The weighted average interest rate on short-term debt outstanding was 6.7% for the three-months ended December 31, 2000. Management expects to obtain long-term financing in fiscal 2001 to replace a portion of the commercial paper.

                      AGL RESOURCES INC. AND SUBSIDIARIES

      On October 6, 2000, AGL Resources Inc., and AGL Capital Corporation entered into a Credit Agreement with several lenders ("Lenders") for whom SunTrust Bank ("SunTrust") is acting as Administrative Agent. Pursuant to the Credit Agreement, the Lenders agree to make available to AGL Capital Corporation, upon demand, up to $900 million (the "Revolving Commitment"). This Credit Agreement has been entered into in support of AGL Resources' commercial paper program. The Revolving Commitment may be borrowed, repaid and reborrowed in the form of Eurodollar loans, adjustable rate loans (based on SunTrust's Prime Rate, or based on the Federal Funds Effective Rate plus 1%), letters of credit (up to $50 million), or, in certain circumstances, fixed rate loans for a defined period agreed upon by AGL Capital Corporation and the Lenders. The Revolving Commitment expires on October 5, 2001 (the "Revolving Termination Date"). Loans outstanding on the Revolving Termination Date, up to a maximum aggregate principal amount of $200 million, may be converted into Term Loans. All Term Loans will mature in one installment on the date that is one year from the Revolving Termination Date. Currently, there are no outstanding loans under the Credit Agreement.

      Management believes available credit will be sufficient to meet working capital needs both on a short-term and long-term basis. However, capital needs depend on many factors, and AGL Resources may seek additional financing through debt or equity offerings in the private or public markets at any time.

8. PRO FORMA DATA

      The following unaudited pro forma financial data has been prepared as if the acquisition of VNG took place on October 1, 1999, the beginning of AGL Resources fiscal year. This pro forma financial data is presented for informational purposes and is not necessarily indicative of future operations (in millions, except per share data).

                                                                 Three-months
                                                                     Ended
                                                               December 31, 1999
                                                               -----------------
     Revenue..................................................      $244.5
     Net Income...............................................      $ 14.8
     Earnings Per Share--Basic................................      $  0.26
     Earnings Per Share--Diluted..............................      $  0.26

9. SUPPLEMENTAL CASH FLOW INFORMATION

      The following is the sources and uses of cash associated with the acquisition of VNG (in millions):

     Sources of Funds received for the acquisition:
       Issuance of commercial paper..................................... $539.7
                                                                         ======

     Uses of Funds for the acquisition:
       The acquisition.................................................. $532.2
       Transaction fees and expenses....................................    7.5
                                                                         ------
         Total.......................................................... $539.7
                                                                         ======

                      AGL RESOURCES INC. AND SUBSIDIARIES

            SELECTED FINANCIAL ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATED TO THE THREE-MONTHS ENDED DECEMBER 31, 2000
                                  (UNAUDITED)

Results of Operations

      In this section, the results of operations for the three-month periods ended December 31, 2000 and 1999 are compared.

                           Operating Margin Analysis
                             (Dollars in Millions)

                                   Three-months Ended
                                  ---------------------
                                  12/31/2000 12/31/1999 Favorable/ (Unfavorable)
                                  ---------- ---------- ---------- -------------
     Operating Revenues
       Utility..................    $290.7     $171.3     $119.4        69.7%
       Non-utility..............       4.1       11.0       (6.9)      (62.7%)
                                    ------     ------     ------
       Total....................    $294.8     $182.3     $112.5        61.7%
                                    ======     ======     ======
     Cost of Sales
       Utility..................    $130.8     $ 51.8     $(79.0)     (152.5%)
       Non-utility..............        --        2.8        2.8       100.0%
                                    ------     ------     ------
       Total....................    $130.8     $ 54.6     $(76.2)     (139.6%)
                                    ======     ======     ======
     Operating Margin
       Utility..................    $159.9     $119.5     $ 40.4        33.8%
       Non-utility..............       4.1        8.2       (4.1)      (50.0%)
                                    ------     ------     ------
       Total....................    $164.0     $127.7     $ 36.3        28.4%
                                    ======     ======     ======

      Utility. Utility operating revenues increased $119.4 million and cost of sales increased $79.0 million primarily due to the following factors:

    . Total average customers for the three-month period ended December 31, 2000 increased from 1,496,000 customers to 1,775,000. The increase is attributable to the addition of approximately 237,000 customers as a result of the VNG acquisition and customer growth in Georgia and Tennessee of approximately 42,000 customers;

    . Operating revenue of $117.0 million contributed by VNG and cost of sales of $78.0 million incurred by VNG as result of closing the VNG acquisition ahead of schedule effective October 1, 2000 in order to take advantage of the winter-heating season. There were 1,431 degree days actually incurred by VNG during the three-month period ended December 31, 2000 as compared to the 30-year normal degree days for the three-month period ended December 31, 2000 of 1,131;

    . Chattanooga's operating revenues increased $17.1 million and cost of sales increased $16.4 million as a result of 1,454 degree days as compared to 1,003 degree days during the same period last year and higher natural gas commodity costs during the three-month period ended December 31, 2000;

    . These increases were offset by AGLC's operating revenues decrease of $14.7 million and cost of sales decrease of $15.4 million as a result of inventory sales to marketers made at the end of random assignment at the beginning of fiscal 2000.

                      AGL RESOURCES INC. AND SUBSIDIARIES

            SELECTED FINANCIAL ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATED TO THE THREE-MONTHS ENDED DECEMBER 31, 2000
                            (UNAUDITED)--(Continued)

      The utility operating margin increased to $159.9 million for the three-months ended December 31, 2000 from $119.5 million for the same period last year. The increase of $40.4 million was a result of the addition of VNG, colder weather and customer growth, as noted above.

      Non-utility. Non-utility operating revenues decreased to $4.1 million for the three-months ended December 31, 2000 from $11.0 million for the same period last year. Non-utility cost of sales decreased to $0.0 million for the three-months ended December 31, 2000 from $2.8 million for the same period last year. The decrease of $6.9 million in operating revenues and $2.8 in cost of sales was primarily due to the change in reporting for AGL Propane as a result of the propane transaction with Heritage Partners in August 2000. As a joint venture, Propane is accounted for under the equity method and its financial results are now reported in other income rather than operating revenues and cost of sales. Non-utility operating margin decreased to $4.1 million for the three-months ended December 31, 2000 from $8.2 million for the same period last year. The decrease of $4.1 million was the result of the factors noted above.

                    Total Other Operating Expenses Analysis
                             (Dollars in Millions)

                                Three-months Ended
                               ---------------------
                               12/31/2000 12/31/1999 Favorable/ (Unfavorable)
                               ---------- ---------- ---------- -------------
     Total Other Operating
      Expenses
       Utility................   $ 98.0     $81.8      $(16.2)      (19.8%)
       Non-utility............     10.7      12.4         1.7        13.7%
                                 ------     -----      ------
       Total..................   $108.7     $94.2      $(14.5)      (15.4%)
                                 ======     =====      ======

 Total Other Operating Expenses

      Total other operating expenses increased to $108.7 million for the three-months ended December 31, 2000 from $94.2 million for the same period last year, an increase of 15.4%.

      Utility. Utility total other operating expenses increased $16.2 million as compared with the same period last year due to expenses related to VNG not incurred in the three-months ended December 31, 1999. The increase in expenses were offset by lower labor costs, continued implementation of cost controls, continued work management process improvements and other savings as a result of AGL Resources' operational excellence initiatives. The variances were primarily reflected in the following areas:

    .  An increase of $9.8 million in operating expenses related to VNG;

    . An increase of $5.5 million in depreciation and amortization expense related to VNG;

    . An increase of $4.4 million in taxes other than income related to VNG;

    . These increases were offset by a decrease of $3.2 million in payroll and benefit related expenses as a result of reduced staffing levels at AGLC.

                      AGL RESOURCES INC. AND SUBSIDIARIES

            SELECTED FINANCIAL ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATED TO THE THREE-MONTHS ENDED DECEMBER 31, 2000
                            (UNAUDITED)--(Continued)

      Non-utility. Non-utility total other operating expenses decreased $1.7 million as compared with the same period last year primarily due the following:

    . A decrease of $2.6 million in operating expenses related to the Propane joint venture which is now accounted for under the equity method of accounting as compared to the consolidation method of accounting;

    . A decrease of $1.1 million in operating expense primarily related to Utilipro's outside service expenses incurred in the prior year as a result of deregulation;

    . These decreases were offset by a $1.8 million increase in unaffiliated marketer related reserves.

 Other Income

      Other income totaled $5.2 million for the three-months ended December 31, 2000, compared with other income of $6.9 million for the same period last year. The decrease in other income of $1.7 million is primarily due to the following:

    . An increase of $2.2 million related to the Propane joint venture which is now accounted for under the equity method of accounting as compared to the consolidation method of accounting;

      This increase was offset by:

    . A decrease of $2.0 million as a result of increased management reserves related to SouthStar accounts receivables; and

    . A decrease of $1.6 million attributable primarily to lower recovery of carrying costs.

 Interest Expense

      Interest expense increased to $23.2 million for the three-months ended December 31, 2000 from $12.2 million for the same period last year. The increase of $11.0 million was primarily due to increased amounts of short-term debt outstanding during the period related to the commercial paper program which was used primarily to finance the acquisition of VNG.

 Income Taxes

      Income tax expense increased to $13.3 million for the three-months ended December 31, 2000 from $9.6 million for the same period last year. The increase in income taxes of $3.7 million was due primarily to an increase in income before income taxes of $9.1 million compared to the same period last year. The effective tax rate (income tax expense expressed as a percentage of pretax income) for the three-months ended December 31, 2000 was 37.2% as compared to 36.0% for the same period last year.

Financial Condition

 Seasonality of Business

      AGLC has Straight Fixed Variable ("SFV") rates for its gas delivery service, which eliminates the seasonality of both revenues and expenses. However, the operations of VNG, SouthStar, Chattanooga, as well

                      AGL RESOURCES INC. AND SUBSIDIARIES

            SELECTED FINANCIAL ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATED TO THE THREE-MONTHS ENDED DECEMBER 31, 2000
                            (UNAUDITED)--(Continued)

as AGL Resources' propane operations, are seasonal, and those businesses will likely experience greater profitability in the winter months than in the summer months.

 Financing

      In October 2000, AGL Resources established a $900 million commercial paper program through AGL Capital Corporation. AGL Resources' commercial paper consists of short-term unsecured promissory notes with maturities ranging from overnight to 270 days. AGL Resources' commercial paper program is fully supported by bank back-up credit lines. On October 6, 2000, AGL Resources issued $660 million in commercial paper, the proceeds of which were used to finance the VNG acquisition and to refinance existing short-term debt.

      Short-term debt increased $577.4 million to $718.6 million as of December 31, 2000 from $141.2 million as of September 30, 2000.

      During October 2000, the short-term debt outstanding at September 30, 2000 of $141.2 million was refinanced with commercial paper. As of December 31, 2000, $181.4 million remained available for borrowing under the commercial paper program. The weighted average interest rate on short-term debt outstanding was 6.7% for the three-months ended December 31, 2000. Management expects to obtain long-term financing in fiscal 2001 to replace a portion of the commercial paper.

      Operating cash flow increased to $18.6 million for the three-months ended December 31, 2000 as compared to $10.6 million for the same period last year. The increase was primarily due to increases in accounts receivable of $95.4 million, increases in accounts payable of $21.5 million, decreases in gas cost credits of $35.9 million, increases in other current liabilities of $23.5 million and changes in various other items.

      Management believes available credit will be sufficient to meet working capital needs both on a short and long-term basis. However, capital needs depend on many factors and AGL Resources may seek additional financing through debt or equity offerings in the private or public markets at any time.

 Strategic Outlook

      VNG's gas sales were a factor in earnings this quarter as a result of closing the VNG acquisition ahead of schedule, effective October 1, 2000, and AGL Resources' rapid integration of VNG. Although the acquisition of VNG will increase the seasonality of AGL Resources' earnings in the future, the primary factor in AGL Resources' performance is its focus on operational excellence.

      The VNG leadership team has identified significant opportunities for cost reduction and is deploying a number of initiatives in this regard. Such initiatives include consolidating call operations, consolidating field offices, reducing headcount and outsourcing of leak survey work. Additionally, many of AGL Resources' construction practices are being implemented in Virginia, including standard meter set locations, improved line extension policies, and the increased use of contractors where possible for construction.

 Concentration of Credit Risk

      AGLC has concentration of credit risk related to the provision of services to certificated marketers. At September 30, 1998, AGLC billed approximately 1.4 million end-use customers in Georgia for its services. In

                      AGL RESOURCES INC. AND SUBSIDIARIES

            SELECTED FINANCIAL ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATED TO THE THREE-MONTHS ENDED DECEMBER 31, 2000
                            (UNAUDITED)--(Continued)

contrast, at December 31, 2000, AGLC billed 12 certificated and active marketers in Georgia for services, who, in turn, billed end-use customers.

      Several factors are designed to mitigate the risks to AGL Resources of the increased concentration of credit that has resulted from deregulation. First, in order to obtain a certificate from the GPSC, a certificated marketer must demonstrate to the GPSC, among other things, that it possesses satisfactory financial and technical capability to render the certificated service. Second, AGLC has instituted certain practices and imposed certain requirements designed to reduce credit risk. These include:

    . Pursuant to AGLC's tariff, each certificated marketer is required to maintain security for its obligations to AGLC in an amount equal to at least two times the marketer's estimated maximum monthly bill and in the form of a cash deposit, letter of credit, surety bond or guaranty from a creditworthy guarantor; and

    . Intrastate delivery service is billed in advance rather than in arrears.

      For the quarter ended December 31, 2000, the three largest certificated marketers based on customer count, one of which was SouthStar, accounted for approximately 37% of AGL Resources' operating revenues. From October 1, 2000 through December 31, 2000, only gas receivables attributable to Chattanooga and Virginia were due from end-use customers.

      AGLC also faces potential credit risk in connection with assignments to certificated marketers of interstate pipeline transportation and storage capacity. Although AGLC has assigned this capacity to the certificated marketers, in the event that the certificated marketers fail to pay the interstate pipelines for the capacity, the interstate pipelines would in all likelihood seek repayment from AGLC. This risk is mitigated somewhat by the fact that the interstate pipelines require the certificated marketers to maintain security for their obligations to the interstate pipelines arising out of the assigned capacity.

      On October 26, 1999, Peachtree Natural Gas, LLC ("Peachtree"), the then fifth largest certificated marketer in Georgia based on customer count, filed for protection under Chapter 11 of the United States Bankruptcy Code. As of the date of Peachtree's bankruptcy filing, Peachtree owed AGLC approximately $14 million for pre-petition delivery service and other services and charges. This amount represented approximately 15% of AGL Resources' total gas receivables at December 31, 2000. AGLC holds $11 million of surety bonds as security for Peachtree's obligations. The amount owed to AGLC does not include amounts owed by Peachtree to interstate pipelines for assigned capacity. Based upon proofs of claim filed by interstate pipelines in Peachtree's bankruptcy proceeding, as of the date of Peachtree's filing, Peachtree owed interstate pipelines approximately $2.5 million for assigned capacity. In December 1999, Shell Energy Services Company, L.L.C. began serving the firm customers formerly served by Peachtree. AGLC has been paid in full for all post-petition delivery and other services provided by AGLC to Peachtree. Peachtree has filed a declaratory judgment action against AGLC to determine who has right, title and interest in and to approximately $6.2 million, constituting the proceeds of the sale of certain natural gas inventory. In management's opinion, this marketer bankruptcy will not have a material adverse effect on AGL Resources' financial condition or results of operations.

 Capital Expenditures

      Excluding VNG, capital expenditures decreased 15% over the same period last year. Capital expenditures for construction of distribution facilities, purchase of equipment, and other general improvements

                      AGL RESOURCES INC. AND SUBSIDIARIES

            SELECTED FINANCIAL ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATED TO THE THREE-MONTHS ENDED DECEMBER 31, 2000
                            (UNAUDITED)--(Continued)

were $34.6 million for the three-month period ended December 31, 2000 as compared to $35.3 million for the three-month period ended December 31, 1999. The decrease of $.7 million is primarily attributable to a $4.8 million decrease in utility capital expenditures as compared to the same period last year as a result of accelerating AGLC's mandatory pipeline replacement program in fiscal 2000 and a $.7 million decrease in non-utility related capital expenditures. These decreases were partially offset by capital expenditures incurred by VNG of $4.8 million. Typically, funding for capital expenditures is provided through a combination of internal and external sources.

 Common Stock

      During the three-months ended December 31, 2000, AGL Resources issued 195,764 shares of common stock under ResourcesDirect, a direct stock purchase and dividend reinvestment plan; the Retirement Savings Plus Plan; the Long-Term Stock Incentive Plan; the Long-Term Incentive Plan; and the Non-Employee Directors Equity Compensation Plan.

      During fiscal 2000, AGL Resources repurchased the entire 3.6 million shares authorized under the repurchase program. As a result, the average number of shares outstanding at December 31, 2000 as compared to December 31, 1999 decreased from 56.9 million to 54.1 million, respectively.

 Ratios

  As of December 31, 2000, AGL Resources' capitalization ratios consisted of:

    .  35.6% short-term debt;
    .  29.3% long-term debt (excluding current portion);
    .   3.7% preferred securities; and
    .  31.4% common equity.

State Regulatory Activity

      Rate Structure. Historically, AGLC and most other gas distribution utilities have employed a volumetric rate design that allows the utilities to recover the majority of their costs through gas usage. As a result of the transition to competition, numerous changes have occurred with respect to the services being offered by AGLC and with respect to the manner in which AGLC prices and accounts for those services. Consequently, AGLC's revenues and expenses do not follow historical patterns due to the provision of delivery services to end-use customers which are priced based upon SFV rates. The effect of SFV rates is to spread evenly throughout the year AGLC's recovery of its delivery service costs.

      Currently, AGLC bills the marketer for each residential customer's annual SFV capacity in equal monthly installments. As required by the GPSC, effective February 1, 2001, AGLC implemented a seasonal rate design for the calculation of each residential customer's annual SFV capacity charge, which is billed to certificated marketers and reflects the historic volumetric usage pattern for the entire residential class. Generally, this change should result in residential customers being billed by the certificated marketers for a higher capacity charge in the winter months, and a lower charge in the summer months. AGLC will continue to recognize its residential SFV capacity revenues for financial reporting purposes as it has historically. Any difference between the billings under the new seasonal rate design and the SFV revenue recognized will be deferred and reconciled on an annual basis.

                      AGL RESOURCES INC. AND SUBSIDIARIES

            SELECTED FINANCIAL ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATED TO THE THREE-MONTHS ENDED DECEMBER 31, 2000
                            (UNAUDITED)--(Continued)

      To help offset the initial impact of the seasonal rate design on end-use customers, the GPSC approved a $40 million disbursement from the Universal Service Fund ("USF") to residential customers, which will occur in February and March 2001. These disbursements also will have no effect on AGLC's earnings.

      AGLC Pipeline Safety. On January 8, 1998, the GPSC issued procedures and set a schedule for hearings about alleged pipeline safety violations. On July 21, 1998, the GPSC approved a settlement between AGLC and the staff of the GPSC that details a 10-year pipeline replacement program for approximately 2,300 miles of cast iron and bare steel pipe. Over that 10-year period, AGLC will recover from end-use customers, through billings to certificated marketers, the costs related to the program net of any cost savings from the program. In addition to the program being ahead of schedule at December 31, 2000, the program is operating under its established budget as a result of efficiencies in engineering, bidding, construction and project management.

      During the three-months ended December 31, 2000, approximately 46 miles of pipe were replaced pursuant to the program. During that period, AGLC's capital expenditures and operation and maintenance expenses related to the program were approximately $9.9 million and $1.2 million, respectively. All such amounts will be recovered through a combination of SFV rates and a pipeline safety revenue rider. On October 1, 1999, AGLC began recovering costs of the program through the pipeline safety revenue rider. The amount recovered during the three-months ended December 31, 2000 were approximately $.9 million.

      Transition to Competition Costs. On October 19, 1999, the GPSC approved an order allowing AGLC to defer certain transition to competition costs for fiscal 2000 which AGLC considered to be "stranded" as a result of deregulation. In accordance with the GPSC order, AGLC deferred approximately $10 million in stranded costs for fiscal 2000. These stranded costs are recorded as a regulatory asset on AGLC's balance sheet and are being amortized over a five-year period beginning October 1, 1999. Of the total transition to competition costs, AGLC amortized $.5 million during the three-months ended December 31, 2000, leaving a net balance of $6.1 million at December 31, 2000.

      Emergency Order. On January 17, 2001, the GPSC established emergency rulemaking regarding winter disconnections for residential gas users. This rulemaking is in response to the high wholesale gas rates and abnormally cold weather experienced in Georgia. Under the emergency rules adopted by the GPSC, residential disconnections for non-payment have been suspended until April 1, 2001. The GPSC's previous rule restricted disconnections for 24 hours when the forecasted weather was below 32 degrees. In addition, the GPSC removed restrictions requiring delinquent bills to be paid to a residential customer's existing marketer before a switch was allowed to a competing marketer. Previously, a residential customer's account with their existing marketer had to be settled before they were allowed to switch to a competing marketer. Management does not believe that this rule change will have a material adverse effect on AGL Resources' financial condition or results of operations.

      Weather Normalization. The TRA has authorized the use of a weather normalization adjustment rider ("WNAR") to offset the impact of unusually cold or warm weather on customer billings and operating margin. As a result, Chattanooga's rates are adjusted up when weather is warmer than normal, and down when weather is colder than normal.

      VNG Acquisition. In addition to approving AGL Resources' acquisition of VNG on July 28, 2000, the VSCC issued an order on September 25, 2000, approving transactions between VNG and other subsidiaries of AGL Resources. The September order permits the use of AGLS to provide VNG with shared support

                      AGL RESOURCES INC. AND SUBSIDIARIES

            SELECTED FINANCIAL ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATED TO THE THREE-MONTHS ENDED DECEMBER 31, 2000
                            (UNAUDITED)--(Continued)

services including legal, regulatory, finance, accounting, engineering, gas control, and capacity planning services. Recovery of the costs associated with such services will continue to be subject to the rate and regulatory authority of the VSCC.

      On November 30, 2000 the VSCC entered an order permitting VNG to obtain gas procurement and asset management services from AGLE. The agreement covers a period of five years commencing December 1, 2000 and includes a provision allowing VNG's customers and AGLE to share in any revenues generated through the management of VNG's gas assets.

Federal Regulatory Activity

      FERC Order 637: Transition Costs Settlement Agreements. The Federal Energy Regulatory Commission ("FERC") issued Order No. 637 on February 9, 2000, which revises the FERC's rules governing the operations of the utility's interstate pipeline suppliers. Among other things, the FERC:

    . On an experimental basis through September 30, 2002, permitted holders of firm pipeline capacity to release the capacity to other customers at a price greater than the pipeline's maximum rate for the same capacity;

    . Authorized pipelines to propose different rates for services rendered during periods of peak usage, and to propose rates that would differ based on the length of a customer's contract; and

    . Declined, for the present time, to permit pipelines and their customers to establish individually negotiated terms and conditions of service that depart from generally applicable pipeline tariff rules.

      On May 19, 2000, the FERC issued order No. 637-A, granting and denying rehearing in part of order No. 637, and making clarifying adjustments to its final rule. Among other things, the FERC clarified that all capacity release transactions of more than one month must be subject to posting and bidding as long as waiver of the maximum rate ceiling is in effect, thereby eliminating the exemption from posting and bidding that previously applied to certain transactions, including rollovers of monthly prearranged capacity release transactions set at the maximum tariff rate. On July 26, 2000, the FERC issued Order No. 637-B, denying rehearing and granting clarification or Order No. 637-A, as well as other aspects of its final rule. Among other things, the FERC denied the requests for hearing of its ruling in Order No. 637-A requiring that all capacity release transactions of more than one month must be subject to posting and bidding as long as waiver of the maximum rate ceiling is in effect. Petitions for review of these orders are pending in federal court. The interstate pipeline suppliers of AGLC, Chattanooga and VNG have made filings at the FERC in order to comply with the new rule and the Company is participating in the various Order No. 637 compliance proceedings at FERC involving these suppliers. AGL Resources cannot predict how these revisions may affect its utility operations.

      The FERC has required the utility, as well as other interstate pipeline customers, to pay transition costs associated with the separation of the pipeline suppliers' transportation and gas supply services. Based on its pipeline suppliers' filings with the FERC, the utility has determined that the total portion of its transition costs from all of its pipeline suppliers was $108.1 million. As of September 30, 2000, all of those costs had been incurred and were being recovered from the utility's customers under rates charged for the distribution of gas.

                      AGL RESOURCES INC. AND SUBSIDIARIES

            SELECTED FINANCIAL ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATED TO THE THREE-MONTHS ENDED DECEMBER 31, 2000
                            (UNAUDITED)--(Continued)

      AGLC is involved in three Transcontinental Gas Pipe Line Corporation rate cases, which concern rates in effect since September 1, 1995, as well as proposed changes to take effect prospectively. These rate proceedings are at various stages of litigation before the FERC, and none of these proceedings are final. At the present time, AGLC cannot predict the effect of these proceedings on rates or operations.

      On October 31, 2000, the FERC accepted, subject to refund and the outcome of a technical conference proceeding, and suspended until April 1, 2001, Dominion Transmission, Inc.'s proposal to collect certain additional under-recovered, transportation-related costs through its annual Transportation Cost Rate Adjustment ("TCRA") mechanism. Numerous parties filed protests including AGLC. The FERC expressed concern about the atypical operation of the TCRA mechanism and directed that a technical conference be held to address the issues raised by the filing. A technical conference was held on January 11, 2001 and a post technical conference comment period has been established.

      On May 22, 2000, the FERC issued an order authorizing Transco to construct and operate natural gas pipeline facilities in Alabama and Georgia, known as the "SouthCoast Expansions Project," to provide 204,000 dekatherms per day ("dt/d") of firm transportation service to twelve shippers. The order authorized Transco to provide 61,160 dt/d of firm transportation service to AGLC which AGLC used to replace existing firm transportation capacity under contracts with Tennessee Gas Pipeline Company and East Tennessee Natural Gas Company that expired on November 1, 2000. On October 30, 2000, the FERC granted Transco's request to place the SouthCoast Expansion facilities in service on November 1, 2000 and, effective as of this later date, AGLC has been receiving increased service from Transco through the new facilities.

Environmental Matters

      Before natural gas was widely available in the Southeast, AGLC manufactured gas from coal and other fuels. Those manufacturing operations were known as manufactured gas plants ("MGP"), which AGLC ceased operating in the 1950s. Because of recent environmental concerns, AGLC is required to investigate possible environmental contamination at those plants and, if necessary, clean up any contamination.

      AGLC has been associated with nine MGP sites in Georgia and three in Florida. Based on investigations to date, AGLC believes that some cleanup is likely at most of the sites. In Georgia, the state Environmental Protection Division supervises the investigation and cleanup of MGP sites. In Florida, the U.S. Environmental Protection Agency has that responsibility.

      For each of the MGP sites, AGLC has estimated, where possible, its share of the likely costs of investigation and cleanup. AGLC currently estimates that its total future cost of investigating and cleaning up its MGP sites is between $111.7 million and $171.8 million. This estimate does not include other potential expenses, such as unasserted property damage or personal injury claims, legal expenses or other costs for which AGLC may be held liable, but with respect to which the amount can not be reasonably forecast. Within that range, AGLC cannot identify any single number as a "better" estimate of its likely future costs, because its actual future investigation and cleanup costs will be affected by a number of contingencies that cannot be quantified at this time. Consequently, as of December 31, 2000, AGLC has recorded the lower end of the range, or $111.7 million, as a liability.

      AGLC has entered into a contract with ThermoRetec Consulting Corporation ("ThermoRetec") for management of the investigation and cleanup of AGLC's MGP sites. Under this contract, AGLC's former

                      AGL RESOURCES INC. AND SUBSIDIARIES

            SELECTED FINANCIAL ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATED TO THE THREE-MONTHS ENDED DECEMBER 31, 2000
                            (UNAUDITED)--(Continued)

MGP sites are classified into two categories. Where AGLC is not the primary responsible party, ThermoRetec will provide management oversight and coordination between AGLC and other responsible parties. At all other sites, ThermoRetec will provide all services that will eventually result in cleanup and regulatory finality for those MGP sites within specified deadlines. With respect to these latter sites, the agreement between AGLC and ThermoRetec establishes a performance-based fee arrangement, under which a portion of ThermoRetec's compensation is tied to the relationship between certain specified components of the cleanup costs and specified benchmarks for those cost components. Management does not believe the outsourcing of the management will have a material effect on the total future cost of investigating and cleaning up the MGP sites.

      AGLC has two ways of recovering investigation and cleanup costs. First, the GPSC has approved an environmental response cost recovery rider. It allows the recovery of costs of investigation, testing, cleanup, and litigation. Because of that rider, AGLC has recorded a regulatory asset for actual and projected future costs related to investigation and cleanup, to be recovered from the rate payers in future years. During the three-months ended December 31, 2000, AGLC recovered $3.3 million through its environmental response cost recovery rider. The asset increased by $2.6 million due to additional expenses.

      The second way AGLC can recover costs is by exercising the legal rights AGLC believes it has to recover a share of its costs from other potentially responsible parties, typically former owners or operators of the MGP sites. AGLC has been actively pursuing those recoveries. There were no material recoveries during the three-months ended December 31, 2000.

      On January 5, 2001, the Environmental Protection Division ("EPD") in Georgia approved AGLC's corrective action plans ("CAPs") for the Athens, Savannah, and Macon MGP sites. Coupled with approvals in 2000 for Brunswick (February), Griffin (June), Waycross (August), Rome and Valdosta (November), AGLC has met its commitment to the GPSC's timeline for these sites. The Augusta CAP, which is the only remaining Georgia CAP to be filed, will be submitted by March 30, 2001.

                      AGL RESOURCES, INC. AND SUBSIDIARIES

                      CONSOLIDATED BALANCE SHEETS--ASSETS
                                 (IN MILLIONS)

                                                                         For the years ended
                                                                            September 30,
                                                                         -------------------
                                                                           2000      1999
                                                                         --------- ---------
CURRENT ASSETS
  Cash and cash equivalents............................................. $     2.0 $    32.9

  Receivables
    Gas (less allowance for uncollectible accounts of $3.1 in 2000 and
     $2.4 in 1999)......................................................      29.9      36.0
    Other (less allowance for uncollectible accounts of $5.2 in 2000 and
     $1.9 in 1999)......................................................      13.4       9.8
  Unbilled revenues.....................................................       1.7       6.0
  Refundable income taxes...............................................       8.1        --

  Inventories
    Natural gas stored underground......................................      27.7      47.3
    Liquefied natural gas...............................................       2.1       6.7
    Materials and supplies..............................................       6.2       9.3
    Other...............................................................       1.2       3.6
  Other current assets..................................................       7.4       7.0
                                                                         --------- ---------
    Total current assets................................................      99.7     158.6
                                                                         --------- ---------

PROPERTY, PLANT, AND EQUIPMENT
  Utility plant.........................................................   2,371.5   2,274.3
  Less accumulated depreciation.........................................     791.8     757.1
                                                                         --------- ---------
    Utility plant--net..................................................   1,579.7   1,517.2
                                                                         --------- ---------
  Non-utility property..................................................      88.2     116.7
  Less accumulated depreciation.........................................      30.4      35.0
                                                                         --------- ---------
    Non-utility property--net...........................................      57.8      81.7
                                                                         --------- ---------
    Total property, plant, and equipment--net...........................   1,637.5   1,598.9
                                                                         --------- ---------

DEFERRED DEBITS AND OTHER ASSETS
  Unrecovered environmental response costs..............................     164.6     150.2
  Investments in joint ventures.........................................      78.8      28.2
  Unrecovered postretirement benefits costs.............................       7.9       8.5
  Other.................................................................      31.4      26.0
                                                                         --------- ---------
    Total deferred debits and other assets..............................     282.7     212.9
                                                                         --------- ---------

TOTAL ASSETS............................................................ $ 2,019.9 $ 1,970.4
                                                                         ========= =========

                See Notes to Consolidated Financial Statements.

                      AGL RESOURCES, INC. AND SUBSIDIARIES

          CONSOLIDATED BALANCE SHEETS--LIABILITIES AND CAPITALIZATION
                                 (IN MILLIONS)

                                                            For the years ended
                                                               September 30,
                                                            -------------------
                                                              2000      1999
                                                            --------- ---------
CURRENT LIABILITIES
  Short-term debt.......................................... $   141.2 $     1.5
  Accounts payable--trade..................................      34.0      31.3
  Interest.................................................      21.5      26.0
  Current portion of long-term debt........................      20.0      50.0
  Wages and salaries.......................................      15.3      10.5
  Other accrued liabilities................................      20.2      33.2
  Customer deposits........................................       1.8       7.4
  Gas cost credits.........................................        --      37.9
  Other....................................................      30.8      26.2
                                                            --------- ---------
    Total current liabilities..............................     284.8     224.0
                                                            --------- ---------
ACCUMULATED DEFERRED INCOME TAXES..........................     249.6     211.3
                                                            --------- ---------
LONG-TERM LIABILITIES
  Accrued environmental response costs.....................     111.7     102.4
  Accrued postretirement benefits costs....................      31.9      32.4
  Accrued pension costs....................................       6.7       5.3
  Capital leases...........................................       1.0        --
                                                            --------- ---------
    Total long-term liabilities............................     151.3     140.1
                                                            --------- ---------
DEFERRED CREDITS
  Unamortized investment tax credit........................      23.2      24.5
  Regulatory tax liability.................................      15.5      16.4
  Other....................................................      10.3       8.3
                                                            --------- ---------
    Total deferred credits.................................      49.0      49.2
                                                            --------- ---------

COMMITMENTS AND CONTINGENCIES (Notes 10 and 12)

CAPITALIZATION
  Long-term debt...........................................     590.0     610.0
  Subsidiary obligated mandatorily redeemable preferred
   securities..............................................      74.3      74.3
  Common stockholders' equity (See accompanying statements
   of consolidated common stockholders' equity)............     620.9     661.5
                                                            --------- ---------
    Total capitalization...................................   1,285.2   1,345.8
                                                            --------- ---------
TOTAL LIABILITIES AND CAPITALIZATION....................... $ 2,019.9 $ 1,970.4
                                                            ========= =========

                See Notes to Consolidated Financial Statements.

                      AGL RESOURCES INC. AND SUBSIDIARIES

          STATEMENTS OF CONSOLIDATED INCOME FOR THE THREE YEARS ENDED
                       SEPTEMBER 30, 2000, 1999 AND 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                       2000    1999      1998
                                                      ------ --------  --------
Operating Revenues................................... $607.4 $1,070.7  $1,340.1
Cost of Sales........................................  111.9    544.7     796.0
                                                      ------ --------  --------
  OPERATING MARGIN...................................  495.5    526.0     544.1
                                                      ------ --------  --------
Other Operating Expenses
 Operation and maintenance...........................  247.8    268.2     278.0
 Depreciation........................................   83.2     78.8      71.1
 Taxes other than income taxes.......................   26.7     24.4      27.4
                                                      ------ --------  --------
  Total other operating expenses.....................  357.7    371.4     376.5
                                                      ------ --------  --------
  OPERATING INCOME...................................  137.8    154.6     167.6
Other Income (Loss)..................................   15.1    (17.6)     12.9
Gain on Sales of Joint Venture Interests.............     --     35.6        --
Gain on Propane Transaction..........................   13.1       --        --
Interest Expense and Preferred Stock Dividends
 Interest expense....................................   51.6     53.0      54.4
 Dividends on preferred stock of subsidiary..........    6.1      6.1       6.7
                                                      ------ --------  --------
    Total interest expense and preferred stock divi-
     dends...........................................   57.7     59.1      61.1
                                                      ------ --------  --------
  INCOME BEFORE INCOME TAXES.........................  108.3    113.5     119.4
Income Taxes.........................................   37.2     39.1      38.8
                                                      ------ --------  --------
  NET INCOME......................................... $ 71.1 $   74.4  $   80.6
                                                      ====== ========  ========
EARNINGS PER COMMON SHARE (NOTE 1)
 Basic............................................... $ 1.29 $   1.30  $   1.41
 Diluted............................................. $ 1.29 $   1.29  $   1.41
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
 (NOTE 1)
 Basic...............................................   55.2     57.4      57.0
 Diluted.............................................   55.2     57.4      57.1

                See Notes to Consolidated Financial Statements.

                      AGL RESOURCES INC. AND SUBSIDIARIES

             STATEMENTS OF CONSOLIDATED COMMON STOCKHOLDERS' EQUITY
          FOR THE THREE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998
                                 (IN MILLIONS)

                                                         2000    1999    1998
                                                        ------  ------  ------
COMMON STOCK
  $5 par value; authorized 100.0 shares; issued, 57.8
   in 2000, 57.8 in 1999, and 57.3 in 1998
  Beginning of year.................................... $289.2  $286.6  $283.1
    Benefit, stock compensation, stock award
     forfeitures, dividend reinvestment, and stock
     purchase plans....................................   (0.1)    2.6     3.5
                                                        ------  ------  ------
  End of year..........................................  289.1   289.2   286.6
                                                        ------  ------  ------
PREMIUM ON COMMON STOCK
  Beginning of year....................................  200.0   193.0   183.6
    Benefit, stock compensation, dividend reinvestment,
     and stock purchase plans..........................     --     7.5     9.4
    Gain on issuance of treasury stock.................    0.2      --      --
    Minority interest in capital contributed to
     subsidiary........................................     --    (0.5)     --
                                                        ------  ------  ------
  End of year..........................................  200.2   200.0   193.0
                                                        ------  ------  ------
EARNINGS REINVESTED
  Beginning of year....................................  186.7   174.5   155.4
    Net income.........................................   71.1    74.4    80.6
    Loss on issuance of treasury stock.................   (0.2)   (0.1)     --
    Common Stock dividends ($1.08 per share in 2000,
     1999, and 1998)...................................  (59.8)  (62.1)  (61.5)
                                                        ------  ------  ------
  End of year..........................................  197.8   186.7   174.5
                                                        ------  ------  ------
SHARES HELD IN TREASURY (AT COST)
  3.8 shares in 2000 and 0.7 shares in 1999
  Beginning of year....................................  (14.4)     --      --
    Repurchase of shares...............................  (62.1)  (16.1)     --
    Issuance of treasury stock.........................   10.3     1.7      --
                                                        ------  ------  ------
  End of year..........................................  (66.2)  (14.4)     --
                                                        ------  ------  ------
TOTAL COMMON STOCKHOLDERS' EQUITY...................... $620.9  $661.5  $654.1
                                                        ======  ======  ======


                See Notes to Consolidated Financial Statements.

                      AGL RESOURCES, INC. AND SUBSIDIARIES

        STATEMENTS OF CONSOLIDATED CASH FLOWS FOR THE THREE YEARS ENDED
                       SEPTEMBER 30, 2000, 1999 AND 1998
                                 (IN MILLIONS)

                                                      2000     1999     1998
                                                     -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income......................................... $  71.1  $  74.4  $  80.6
 Adjustments to reconcile net income to net cash
  flow from operating activities
  Gain on propane transaction.......................   (13.1)      --       --
  Gain on sale of joint venture interests...........      --    (35.6)      --
  Depreciation and amortization.....................    84.4     81.8     75.7
  Deferred income taxes.............................    37.1      9.0     11.3
  Provision for write-down of assets................      --       --     13.9
  Other.............................................      --     (2.0)     2.0
 Changes in certain assets and liabilities
  Receivables.......................................    (1.3)    71.0    (29.6)
  Inventories.......................................    29.7    103.5     13.1
  Deferred purchase gas adjustment..................    (2.7)   (11.7)    17.4
  Gas cost credits..................................   (37.9)    37.9       --
  Accounts payable..................................     2.7    (17.1)   (13.8)
  Customer deposits.................................    (5.6)   (23.1)     1.3
  Environmental response costs--net.................    (5.1)   (17.2)   (12.9)
  Accrued taxes.....................................   (13.5)    21.1     (9.0)
  Other--net........................................     5.8    (25.0)    27.5
                                                     -------  -------  -------
   Net cash flow from operating activities..........   151.6    267.0    177.5
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net payments and borrowings of short-term debt.....   139.7    (75.0)    47.0
 Payments of long-term debt.........................   (50.0)      --       --
 Sale of common stock, net of expenses and non-cash
  dividends.........................................      --      1.2      0.9
 Redemptions of preferred securities................      --       --    (44.5)
 Purchase of treasury shares........................   (62.1)   (16.1)      --
 Sale of treasury shares, net of non-cash
  dividends.........................................     1.6      0.3       --
 Dividends paid on common stock.....................   (51.2)   (52.8)   (51.6)
                                                     -------  -------  -------
   Net cash used in financing activities............   (22.0)  (142.4)   (48.2)
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
 Utility plant expenditures.........................  (145.7)  (128.7)   (96.7)
 Non-utility property expenditures..................   (12.1)   (18.6)   (22.5)
 Cash received from sale of joint venture
  interests.........................................      --     65.0       --
 Cash received from propane transaction.............     9.1       --       --
 Net investment in joint ventures...................    (4.5)    (4.4)   (12.9)
 Cash (provided to) received from joint ventures....    (8.7)     1.8      3.0
 Other..............................................     1.4     (7.7)    (4.1)
                                                     -------  -------  -------
   Net cash used in investing activities............  (160.5)   (92.6)  (133.2)
                                                     -------  -------  -------
   Net increase (decrease) in cash and cash
    equivalents.....................................   (30.9)    32.0     (3.9)
   Cash and cash equivalents at beginning of year...    32.9      0.9      4.8
                                                     -------  -------  -------
   Cash and cash equivalents at end of year......... $   2.0  $  32.9  $   0.9
                                                     =======  =======  =======
CASH PAID DURING THE YEAR FOR
 Interest........................................... $  56.1  $  60.5  $  51.5
 Income taxes....................................... $  24.2  $  17.0  $  39.2

                See Notes to Consolidated Financial Statements.

                      AGL RESOURCES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Our Business

      AGL Resources Inc. is the registered holding company for:

    . Atlanta Gas Light Company ("AGLC"), a natural gas local distribution utility;

    . Chattanooga Gas Company ("Chattanooga"), a natural gas local distribution utility;

    .  AGL Energy Services, Inc. ("AGLE"), a gas supply services company;
       and

    .  Several non-utility subsidiaries.

AGL Resources Inc. and its subsidiaries are collectively referred to as "AGL Resources."

      AGLC conducts its primary business, the distribution of natural gas, in Georgia including Atlanta, Athens, Augusta, Brunswick, Macon, Rome, Savannah, and Valdosta. Chattanooga distributes natural gas in the Chattanooga and Cleveland areas of Tennessee. The Georgia Public Service Commission ("GPSC") regulates AGLC, and the Tennessee Regulatory Authority ("TRA") regulates Chattanooga. AGLE is a non-regulated company that bought and sold the natural gas that was supplied to AGLC's customers during the deregulation transition period to full competition in Georgia. Currently, AGLE buys and sells natural gas for Chattanooga's customers.

      As of September 30, 2000, AGLC and Chattanooga comprised substantially all of AGL Resources' assets, revenues, and earnings. The operations and activities of AGLC, AGLE, and Chattanooga, collectively, are referred to as the "utility." The utility's total other operating expenses include costs allocated from AGL Resources Inc.

      As of September 30, 2000, AGL Resources owned or had an interest in the following non-utility businesses:

    . SouthStar Energy Services LLC ("SouthStar"), a joint venture among a subsidiary of AGL Resources and subsidiaries of Dynegy Holdings, Inc. and Piedmont Natural Gas Company. SouthStar markets natural gas and related services to residential and small commercial customers in Georgia and to industrial customers in the Southeast. SouthStar began marketing natural gas to customers in Georgia during the first quarter of fiscal 1999 under the trade name Georgia Natural Gas Services;

    . AGL Investments, Inc., which manages certain non-utility businesses including:

      . AGL Propane Services, Inc. ("Propane") has a 22.36% ownership interest in US Propane LLC ("US Propane"). US Propane owns 34% of Heritage Propane Partners ("Heritage Propane") which engages in the sale of propane and related products and services in 28 states;

      . Utilipro, Inc. ("Utilipro"), in which AGL Resources has a 91.74% ownership interest and which engages in the sale of integrated customer care solutions and billing services to energy marketers in the United States; and

      . AGL Networks, LLC ("AGL Networks"), which will install, and lease to third-party operators, conduit and fiber optic cable. AGL Networks was incorporated on August 15, 2000 for the purpose of partnering with other telecommunication companies to serve Atlanta's rapidly growing demand for high-speed network capacity.

                      AGL RESOURCES INC. AND SUBSIDIARIES

    . AGL Peaking Services, Inc., which owns a 50% interest in Etowah LNG Company LLC ("Etowah"), a joint venture with Southern Natural Gas Company. Etowah was formed for the purpose of constructing, owning, and operating a liquefied natural gas peaking facility; and

    . AGL Capital Corporation, which was established to finance the acquisition of Virginia Natural Gas, Inc. ("VNG"), refinance existing short-term debt and provide working capital to AGL Resources and its subsidiaries through a commercial paper program and other debt facilities.

Virginia Natural Gas

      Effective October 1, 2000, AGL Resources acquired all of the outstanding common stock of VNG, a wholly owned subsidiary of Consolidated Natural Gas Company and an indirect subsidiary of Dominion Resources, Inc. The purchase price of approximately $533 million, paid in cash, included approximately
$4.8 million in working capital. The Virginia State Corporation Commission ("VSCC") regulates VNG.

      The acquisition was accounted for as a purchase for financial accounting purposes and as a result VNG's operations will be consolidated with AGL Resources beginning October 1, 2000. The excess purchase price over the fair value of the assets acquired and liabilities assumed was allocated to goodwill, which will be amortized over 40 years.

      With the addition of VNG's customer base of approximately 230,000, AGL Resources is now the second largest natural gas-only distributor in the United States, serving nearly 1.8 million customers. VNG is headquartered in Norfolk, Virginia, and serves customers in the Hampton Roads region of southeastern Virginia.

Propane Operations

      On February 15, 2000, AGL Resources entered into a definitive agreement to combine its propane operations with the propane operations of Atmos Energy Corporation, Piedmont Natural Gas Company, and TECO Energy, Inc. The joint venture, which is called US Propane, subsequently combined US Propane's operations with Heritage Propane. The transactions were closed on August 10, 2000. Through these transactions, US Propane acquired ownership of the general partner, as well as certain limited partner units, of Heritage Propane, a master limited partnership that distributes propane to over 480,000 customers in 28 states. As a result of these transactions, AGL Resources recognized a pre-tax and after-tax gain of $13.1 million and $10.7 million, respectively.

Regulation of the Utility Business

      The GPSC and the TRA regulate the utility business with respect to rates, maintenance of accounting records, and various other matters. Generally, the same accounting policies and practices utilized by non-utility companies are utilized by the utility for financial reporting under accounting principles generally accepted in the United States of America. However, sometimes the GPSC and the TRA order an accounting treatment different from that used by non-regulated companies to determine the rates charged to the utility's customers. Additionally, following the consummation of the VNG acquisition, AGL Resources registered with the Securities and Exchange Commission as a holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). (See Note 4. Regulatory Assets and Liabilities.)

                      AGL RESOURCES INC. AND SUBSIDIARIES

Consolidation Policy

     AGL Resources utilizes two different accounting methods to report its investments in its subsidiaries and other companies: consolidation and the equity method.

     Consolidation--AGL Resources utilizes the consolidation method of accounting when it owns a majority of the voting stock of the subsidiary or if it can otherwise exercise control over the entity. This means that the accounts of AGL Resources are combined with the subsidiaries' accounts. Additionally, intercompany balances and transactions are eliminated when the accounts are consolidated. AGL Resources' consolidated financial statements include the accounts of the following subsidiaries:

    .  AGLC;

    .  Chattanooga;

    .  AGLE; and

    .  AGL Investments, Inc. and its subsidiaries.

     Utilipro's assets, liabilities, and earnings are included in the consolidated financial statements. The outside investors' ownership interest is recorded as minority interest. As of September 30, 2000 and 1999, the minority interest was immaterial.

     The Equity Method--The equity method is utilized to account for and report corporate joint ventures where AGL Resources holds a 20% to 50% voting interest, unless control can be exercised over the entity. Under the equity method, AGL Resources' ownership interest in the entity is reported as an investment within its Consolidated Balance Sheets. Additionally, AGL Resources' percentage ownership in the joint venture's earnings or losses is reported in its Statements of Consolidated Income under "Other Income."

     AGL Resources utilizes the equity method to account for and report its investments in the following:

    .  US Propane;

    .  Etowah; and

    .  SouthStar.

Revenues

     Utility revenues are recorded in AGL Resources' Statements of Consolidated Income when services are provided to customers. Revenues from the utility business are based on rates approved by the GPSC and the TRA. Those revenues include estimated amounts for gas delivered, but not yet billed, for Chattanooga Gas operations.

     On July 1, 1998, AGLC began billing for delivery service under a Straight Fixed Variable ("SFV") rate structure that recovers all fixed delivery service costs evenly throughout the year consistent with the way the costs are incurred. (See Note 2. Impact of Deregulation.) AGLC bills marketers on the seventh business day of each month for all fixed charges to be incurred during the current month and such bills are due from the marketers ten days later.

                      AGL RESOURCES INC. AND SUBSIDIARIES

      The TRA has authorized a weather normalization adjustment rider ("WNAR") for Chattanooga. This rider is designed to offset the impact of unusually cold or warm weather on customer billings and operating margin.

      Non-utility revenues are recorded in AGL Resources' Statements of Consolidated Income when services are provided to customers.

Cost of Sales

      Chattanooga charges their customers for the natural gas they consume using purchased gas adjustment ("PGA") mechanisms set by the TRA. Under the PGA, Chattanooga defers (included as a current asset or liability in the Consolidated Balance Sheets and excluded from the Statements of Consolidated Income) the difference between the utility's actual cost of gas and what it collected from customers in a given period. Then, Chattanooga either bills or refunds to its customers the deferred amount.

      Effective October 6, 1998, AGLC discontinued the use of its PGA mechanism in accordance with Georgia's deregulation plan. During fiscal 1999, AGLC signed a joint stipulation agreement with the GPSC that limited the profit for the period from October 6, 1998 to September 30, 1999 related to the sale of gas to $1 million. Amounts in excess of $1 million were deferred as of September 30, 1999 as Gas Cost Credits and were refunded to customers during the first half of fiscal 2000. (See Note 2. Impact of Deregulation.)

Corporate Reorganization

      AGL Resources undertook an operational excellence project during fiscal 2000. The goal was to improve productivity and profitability through internal operational activity reassessment supported with external benchmarks. The project concluded prior to September 30, 2000, and resulted in AGL Resources reorganizing various functions and identifying specific positions to be eliminated. A one-time pre-tax charge of $6.3 million was recorded in the fourth quarter in fiscal 2000.

Risk Management

      AGLC's Gas Supply Plan included limited use of gas put and/or call agreements as part of its gas supply trading activities. During the first quarter of fiscal 1999, the Company also participated in fixed price option agreements. As part of the joint stipulation agreement, AGLC discontinued such agreements. The costs associated with the fiscal 1999 fixed price option agreements reduced overall gas costs and were recovered from AGLC's customers in conjunction with the joint stipulation agreement.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 as amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. AGL Resources adopted SFAS 133 on October 1, 2000. The impact of the adoption of SFAS 133 on AGL Resources' consolidated financial statements at October 1, 2000 was immaterial, but could increase the volatility of earnings in future periods.

      AGL Resources enters into various gas put and/or call agreements as part of its trading activities, which primarily focus on: (1) managing AGL Resources' overall gas cost, (2) generating premium income on options, and (3) ensuring adequate gas reserves. The contract terms normally last one calendar month and are designed to protect AGL Resources against the adverse effects that daily gas index fluctuations may have on gas purchases.

                      AGL RESOURCES INC. AND SUBSIDIARIES

Income Taxes

      The reporting of AGL Resources' assets and liabilities for financial accounting purposes differs from the reporting for income tax purposes. The tax effects of the differences in those items are reported as deferred income tax assets or liabilities in AGL Resources' Consolidated Balance Sheets. The utility's investment tax credits have been deferred and are being amortized as credits to income over the estimated lives of the related properties in accordance with regulatory treatment.

Evaluation of Assets for Impairment

      SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires AGL Resources to review long-lived assets and certain intangibles for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Any impairment losses are reported in the period in which the recognition criteria are first applied based on the fair value of the asset. In accordance with SFAS 121, AGL Resources has evaluated its long-lived assets for financial impairment. As of September 30, 2000, AGL Resources believes that no asset impairments exist.

Utility Plant and Depreciation

      Utility plant is the term utilized to describe the utility's business property and equipment which is in use, being held for future use, and under construction. Utility plant is reported at its original cost, which includes:

    .  Material and labor;

    .  Contractor costs;

    .  Construction overhead costs (where applicable); and

    . An allowance for funds used during construction (described later in this note).

      Retired or otherwise disposed of utility plant is charged to accumulated depreciation.

      Depreciation Expense--The depreciation for the utility is computed by applying composite, straight-line rates (approved by the GPSC and TRA) to the investment of depreciable utility property. The composite straight-line depreciation rate was approximately 3.1%, 3.1%, and 3.0% for depreciable utility property excluding transportation equipment during fiscal 2000, 1999, and 1998, respectively. Transportation equipment is depreciated on a straight-line basis over a period of five to ten years.

      Allowance for Funds Used During Construction ("AFUDC")--Construction projects in Georgia and Tennessee are financed with borrowed funds and equity funds. The GPSC and the TRA allow AGLC and Chattanooga, respectively, to record the cost of those funds as part of the cost of construction projects on AGL Resources' Consolidated Balance Sheets and as AFUDC in the Statements of Consolidated Income. The Georgia portion of AFUDC is calculated based upon a rate authorized by the GPSC. Beginning July 1, 1998, the GPSC authorized a rate of 9.11% for AFUDC. For the nine months ended June 30, 1998, the GPSC authorized AFUDC rate was 9.32%. The Chattanooga portion of AFUDC is calculated based upon a rate authorized by the TRA. For fiscal 1998, 1999 and 2000, the TRA authorized a rate of 9.08% for AFUDC.

                      AGL RESOURCES INC. AND SUBSIDIARIES

Non-Utility Plant and Depreciation

      Non-utility plant is the term utilized to describe AGL Resources' non-utility business property that is in use and under construction. AGL Resources reports its non-utility plant at cost. A gain or loss is recorded for retired or otherwise disposed of non-utility plant. Non-utility depreciation is computed on a straight-line basis over a period of one to 35 years.

Statement of Cash Flows

      For the reporting of cash flows, cash equivalents are defined as highly liquid investments that mature in three months or less. Non-cash investing and financing transactions include the following:

    . The issuance of common stock for ResourcesDirect, a stock purchase and dividend reinvestment plan; the Retirement Savings Plus Plan ("RSP Plan"); the Long-Term Stock Incentive Plan ("LTSIP"); the Long-Term Incentive Plan ("LTIP"); the Nonqualified Savings Plan ("NSP"); Dividend Reinvestment Plan ("DRIP"); and the Non-Employee Directors Equity Compensation Plan ("Directors Plan") of $9.4 million in fiscal 2000, $11.3 million in fiscal 1999, and $12.0 million in fiscal 1998;

    . The impairment of certain long-lived assets in fiscal 1998 of $13.9 million; and

    .  Capital leases of $1.9 million in fiscal 2000.

Earnings per Common Share

      Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share reflects the potential dilution that could occur when common share equivalents are added to common shares outstanding. Diluted earnings per common share is calculated quarterly and the number of incremental shares to be included at year end is the weighted average of each quarterly calculation. AGL Resources' common share equivalents are derived from performance units whose future issuance is contingent upon the satisfaction of certain performance criteria and stock options whose exercise prices were less than the average market price of the common shares for the respective periods. Performance units totaling 7,904 qualified as common stock equivalents during fiscal 2000. An average of 38,761, 92,045, and 91,873 incremental shares qualified as common stock equivalents for fiscal 2000, 1999, and 1998, respectively, because the exercise prices of those options were less than the average market price of the common shares for the respective periods.

Concentration of Credit Risk

      AGLC has concentration of credit risk related to the provision of services to certificated marketers. At September 30, 1998, AGLC billed approximately 1.4 million end-use customers in Georgia for its services. In contrast, at September 30, 2000, AGLC billed 12 certificated and active marketers in Georgia for services, who, in turn, billed end-use customers.

      Several factors are designed to mitigate the risks to AGL Resources of the increased concentration of credit that has resulted from deregulation. First, in order to obtain a certificate from the GPSC, a certificated marketer must demonstrate to the GPSC, among other things, that it possesses satisfactory financial and

                      AGL RESOURCES INC. AND SUBSIDIARIES
technical capability to render the certificated service. Second, AGLC has instituted certain practices and imposed certain requirements designed to reduce credit risk. These include:

    . Pursuant to AGLC's tariff, each certificated marketer is required to maintain security for its obligations to AGLC in an amount equal to at least two times the marketer's estimated maximum monthly bill and in the form of a cash deposit, letter of credit, surety bond or guaranty from a creditworthy guarantor; and

    . Intrastate delivery service is billed in advance rather than in arrears.

For fiscal 2000, the three largest certificated marketers based on customer count, one of which was SouthStar, accounted for approximately 69% of AGL Resources' operating revenues. From October 1, 1999 through September 30, 2000, only gas receivables attributable to Chattanooga were due from end-use customers.

      AGLC also faces potential credit risk in connection with assignments to certificated marketers of interstate pipeline transportation and storage capacity. Although AGLC has assigned this capacity to the certificated marketers, in the event that the certificated marketers fail to pay the interstate pipelines for the capacity, the interstate pipelines would in all likelihood seek repayment from AGLC. This risk is mitigated somewhat by the fact that the interstate pipelines require the certificated marketers to maintain security for their obligations to the interstate pipelines arising out of the assigned capacity.

      On October 26, 1999, Peachtree Natural Gas, LLC ("Peachtree"), the then fifth largest certificated marketer in Georgia based on customer count, filed for protection under Chapter 11 of the United States Bankruptcy Code. As of the date of Peachtree's bankruptcy filing, Peachtree owed AGLC approximately
$14 million for pre-petition delivery service and other services and charges. This amount represented approximately 42% of AGL Resources' total gas receivables at September 30, 2000. AGLC holds $11 million of surety bonds as security for Peachtree's obligations. The amount owed to AGLC does not include amounts owed by Peachtree to interstate pipelines for assigned capacity. Based upon proofs of claim filed by interstate pipelines in Peachtree's bankruptcy proceeding, as of the date of Peachtree's filing, Peachtree owed interstate pipelines approximately $2.5 million for assigned capacity. In December 1999, Shell Energy Services Company, L.L.C. began serving the firm customers formerly served by Peachtree. AGLC has been paid in full for all post-petition delivery and other services provided by AGLC to Peachtree. Peachtree has filed a declaratory judgment action against AGLC to determine who has right, title and interest in and to approximately $6.2 million, constituting the proceeds of the sale of certain natural gas inventory.

      During fiscal 2000, two other marketers filed for protection under Chapter 11 of the United States Bankruptcy Code.

      In management's opinion, these three marketer bankruptcies will not have a material adverse effect on AGL Resources' financial condition or results of operations.

                      AGL RESOURCES INC. AND SUBSIDIARIES

Use of Accounting Estimates

      Estimates and assumptions are made when preparing financial statements under the accounting principles generally accepted in the United States of America. Those estimates and assumptions affect various matters:

    . Reported amounts of assets and liabilities in AGL Resources' Consolidated Balance Sheets at the dates of the financial statements;

    . Disclosure of contingent assets and liabilities at the dates of the financial statements; and

    . Reported amounts of revenues and expenses in AGL Resources' Statements of Consolidated Income during the reporting periods.

Those estimates involve judgments with respect to, among other things, future economic factors that are difficult to predict and are beyond management's control. Consequently, actual amounts could differ from estimates.

Inventory

      In Georgia's competitive environment, certificated marketers, including AGLC's marketing affiliate, SouthStar, began selling natural gas to firm end-use customers at market-based prices in November 1998. Part of the unbundling process that provides for this competitive environment is the assignment to certificated marketers certain pipeline services that AGLC has under contract. AGLC has assigned the majority of its pipeline storage services that it has under contract to the certificated marketers along with a corresponding amount of inventory.

      AGLC changed its inventory costing method for its gas inventories from first-in, first-out to weighted average effective October 1, 1998. In management's opinion, the weighted average inventory costing method provides for a better matching of costs and revenue from the sale of gas. Because AGLC recovered all of its gas costs through a PGA mechanism until October 6, 1998, there is no cumulative effect resulting from the change in the inventory costing method. Gas inventories are sold to certificated marketers at the weighted average cost.

      Chattanooga's gas inventories are stated at cost using the last-in, first-out method. Materials and supplies inventories are stated at lower of average cost or market.

      Chattanooga will change its inventory costing method for its gas inventories from last-in, first-out to weighted average cost effective October 1, 2000. In management's opinion, the weighted average inventory costing method provides for a better matching of costs and revenue from the sale of gas and is more consistent with AGLC. Because Chattanooga recovers all of its gas costs through a PGA mechanism, there will not be a cumulative effect resulting from the change in the inventory costing method.

Other

      Certain prior year amounts have been reclassified for comparative purposes. Those reclassifications did not affect consolidated net income for the years presented.

                      AGL RESOURCES INC. AND SUBSIDIARIES

2. IMPACT OF DEREGULATION

      Pursuant to Georgia's 1997 Natural Gas Competition and Deregulation Act ("Deregulation Act"), AGLC's retail rates were restructured to allow its customers to migrate to one of several marketers who were approved and certificated by the GPSC ("certificated marketer"). The rate structure assumed that AGLC's costs associated with providing customer service decreased each time a customer switched to a certificated marketer for gas sales service at the time the switch was made. However, AGLC's experience has been that a significant portion of the costs associated with customer service activities, including billing, bill inquiry, payment processing and collection services, cannot be eliminated immediately after a customer switch is made, as prescribed by the regulated rate structure. Instead, a period of up to several months existed during which AGLC continued to incur these expenses.

      In January 1999, the GPSC accelerated the pace of deregulation. Specifically, the GPSC ordered that all existing AGLC customers that had not chosen a gas provider by August 11, 1999, would be randomly assigned to a certificated marketer. This accelerated pace of deregulation exacerbated the disparity between the speed at which AGLC was assumed for regulated purposes to be reducing costs and the speed at which AGLC was actually able to reduce costs resulting in a negative effect on AGLC's earnings during fiscal 1999. Specifically, while transition revenues were reduced by $15.8 million for fiscal 1999, customer service expenses were actually increased to handle a 26% increase in call center activity. During fiscal 2000, this situation stabilized itself, and AGLC was able to reduce customer service expenses to a level that reflected the deregulation changes.

      On October 19, 1999, the GPSC approved an order allowing AGLC to defer certain transition to competition costs for fiscal year 2000 which AGLC considered to be "stranded" as a result of deregulation ("Order"). In accordance with the Order, AGLC deferred transition to competition expenses related to severance, customer service and property. Such deferred expenses are recorded as regulatory assets under deferred debits and other assets on AGLC's balance sheet and are being amortized over a five-year period beginning October 1, 1999. In order to be deferred, the cost must also be one that:

    . AGLC is still incurring but, as a result of deregulation, is no longer receiving revenue from the rate or rates which were set based on that cost;

    .  Is prudently incurred; and

    .  Cannot be mitigated.

During fiscal 2000, AGLC deferred approximately $10 million of transition to competition costs, and a corresponding accumulated deferred income tax liability of $1.6 million. Of the total transition to competition costs, AGLC amortized $2 million in fiscal 2000, leaving a net balance of $6.4 million at September 30, 2000.

      During fiscal 1999, AGLC entered into a joint stipulation with the GPSC to provide gas sales service to customers until such time that they had either chosen or been assigned a marketer to be their gas provider. The joint stipulation agreement provided for a true-up of any profit or loss, outside of a maximum range of $3.3 million in losses to $1.0 million in profit. During fiscal 1999, AGLC recognized $1.0 million in profit from the sale of gas. During fiscal 2000, pursuant to the joint stipulation agreement, AGLC remitted approximately $34 million in over-collected purchase gas costs to the GPSC. Such costs were included in Gas Cost Credits as of September 30, 1999. During the second quarter of fiscal 2000, the GPSC instituted a mechanism pursuant to which certificated marketers were required to provide customers with a credit on their bill.

                      AGL RESOURCES INC. AND SUBSIDIARIES

3. INCOME TAXES

      AGL Resources has two categories of income taxes in its Statements of Consolidated Income: current and deferred. AGL Resources' current income tax expense consists of federal and state income tax less applicable tax credits. AGL Resources' deferred income tax expense generally is equal to the changes in the deferred income tax liability and regulatory tax liability during the year.

Investment Tax Credits

      AGL Resources has deferred investment tax credits associated with its utility as a regulatory liability in its Consolidated Balance Sheets. (See Note
4. Regulatory Assets and Liabilities.) Those investment tax credits are being amortized as credits to income in accordance with regulatory treatment over the estimated life of the related properties. AGL Resources reduces income tax expense in its Statements of Consolidated Income for the investment tax credits and other tax credits associated with its non-utility subsidiaries.

Accumulated Deferred Income Tax Assets and Liabilities

      AGL Resources reports some of its assets and liabilities differently for financial accounting purposes than it does for income tax purposes. The tax effects of the differences in those items are reported as deferred income tax assets or liabilities in AGL Resources' Consolidated Balance Sheets. The assets and liabilities are measured utilizing income tax rates that are currently in effect. Because of the regulated nature of the utility's business, a regulatory tax liability has been recorded in accordance with SFAS 109, "Accounting for Income Taxes." The regulatory tax liability is being amortized over approximately 30 years. (See Note 4. Regulatory Assets and Liabilities.)

      Components of income tax expense shown in the Statements of Consolidated Income for the years ended September 30 are as follows:

                                                            2000   1999   1998
                                                            -----  -----  -----
                                                              (in millions)
     Included in expenses:
     Current income taxes                                   $ 1.2  $27.0  $25.3
       Federal.............................................
       State...............................................   0.2    4.4    3.6
     Deferred income taxes
       Federal.............................................  31.3    7.3    9.7
       State...............................................   5.8    1.7    1.6
     Amortization of investment tax credits................  (1.3)  (1.3)  (1.4)
                                                            -----  -----  -----
     Total................................................. $37.2  $39.1  $38.8
                                                            =====  =====  =====

                      AGL RESOURCES INC. AND SUBSIDIARIES

      Reconciliation between the statutory federal income tax rate and the effective rate for the years ended September 30 is as follows:

                                                                      2000
                                                                  --------------
                                                                           % of
                                                                           Pre-
                                                                           tax
                                                                  Amount  Income
                                                                  ------  ------
                                                                   (dollars in
                                                                    millions)
     Computed tax expense........................................ $37.9    35.0%
     State income tax, net of federal income tax benefit.........   4.2     3.8
     Amortization of investment tax credits......................  (1.3)   (1.2)
     Nontaxable gain.............................................  (2.6)   (2.4)
     Other--net..................................................  (1.0)   (0.8)
                                                                  -----    ----
     Total income tax expense.................................... $37.2    34.4%
                                                                  =====    ====

                                                                      1999
                                                                  --------------
                                                                           % of
                                                                           Pre-
                                                                           tax
                                                                  Amount  Income
                                                                  ------  ------
                                                                   (dollars in
                                                                    millions)
     Computed tax expense........................................ $39.7    35.0%
     State income tax, net of federal income tax benefit.........   3.8     3.3
     Amortization of investment tax credits......................  (1.3)   (1.1)
     Adjustment of prior year's income taxes.....................  (2.2)   (1.9)
     Other--net..................................................  (0.9)   (0.8)
                                                                  -----    ----
     Total income tax expense.................................... $39.1    34.5%
                                                                  =====    ====

                                                                      1998
                                                                  --------------
                                                                           % of
                                                                           Pre-
                                                                           tax
                                                                  Amount  Income
                                                                  ------  ------
                                                                   (dollars in
                                                                    millions)
     Computed tax expense........................................ $41.8    35.0%
     State income tax, net of federal income tax benefit.........   3.5     2.9
     Amortization of investment tax credits......................  (1.4)   (1.2)
     Adjustment of prior year's income taxes.....................  (2.3)   (1.9)
     Other--net..................................................  (2.8)   (2.3)
                                                                  -----    ----
     Total income tax expense.................................... $38.8    32.5%
                                                                  =====    ====

                      AGL RESOURCES INC. AND SUBSIDIARIES

      Components that give rise to the net accumulated deferred income tax liability, as of September 30, are as follows:

                                                                  2000   1999
                                                                 ------ ------
                                                                 (in millions)
     Accumulated deferred income tax liabilities:
     Property--accelerated depreciation and other property-
      related items............................................. $243.6 $236.2
     Other......................................................   39.2   28.1
                                                                 ------ ------
     Total accumulated deferred income tax liabilities..........  282.8  264.3
                                                                 ------ ------
     Accumulated deferred income tax assets:
     Deferred investment tax credits............................    9.0    9.4
     Other......................................................   24.2   43.6
                                                                 ------ ------
     Total accumulated deferred income tax assets...............   33.2   53.0
                                                                 ------ ------
     Net accumulated deferred income tax liability.............. $249.6 $211.3
                                                                 ====== ======

4. REGULATORY ASSETS AND LIABILITIES

      The GPSC and the TRA regulate the utility business. AGL Resources generally uses the same accounting policies and practices used by non-regulated companies for financial reporting under generally accepted accounting principles. However, sometimes the GPSC and the TRA order an accounting treatment different from that used by non-regulated companies to determine the rates the utility charges its customers. When that happens, certain utility expenses and income must be deferred and reported in the Consolidated Balance Sheets as regulatory assets and liabilities. These deferred items are then recognized in the Statements of Consolidated Income through amortization when the items are included in the rates charged the utility's customers.

      AGL Resources has recorded assets and liabilities in its Consolidated Balance Sheets in accordance with SFAS 71, "Accounting for the Effects of Certain Types of Regulation." In July 1997, the Emerging Issues Task Force ("EITF") concluded that once legislation is passed to deregulate a segment of a utility and that legislation includes sufficient detail for the enterprise to determine how the transition plan will affect that segment, SFAS 71 should be discontinued for that segment of the utility. The EITF consensus permits assets and liabilities of a deregulated segment to be retained if they are recoverable through a segment that remains regulated.

      Georgia has enacted legislation, the Deregulation Act, which allows deregulation of natural gas sales and the separation of some ancillary services of local natural gas distribution companies. However, the rates local gas distribution companies charge to transport natural gas through their intrastate pipe system will continue to be regulated by the GPSC. Therefore, the continued application of SFAS 71 is appropriate for regulatory assets and liabilities related to AGLC's delivery services.

AGLC Pipeline Safety

      On January 8, 1998, the GPSC issued procedures and set a schedule for hearings about alleged pipeline safety violations. On July 21, 1998, the GPSC approved a settlement between AGLC and the staff of the GPSC that details a 10-year pipeline replacement program for approximately 2,300 miles of cast iron and bare steel pipe. Over that 10-year period, AGLC will recover from end-use customers, through billings to certificated marketers, the costs related to the program net of any cost savings from the program.

                      AGL RESOURCES INC. AND SUBSIDIARIES

     During fiscal 2000, approximately 248 miles of pipe were replaced pursuant to the program. During that period, AGLC's capital expenditures and operation and maintenance expenses related to the program were approximately $49.2 million and $8.4 million, respectively. All such amounts will be recovered through a combination of SFV rates and a pipeline safety revenue rider. On October 1, 1999, AGLC began recovering costs of the program through the pipeline safety revenue rider. The amount recovered during fiscal 2000 was approximately $2.0 million.

     AGL Resources' regulatory assets and liabilities at September 30 are summarized in the following table:

                                                                  2000   1999
                                                                 ------ ------
                                                                 (in millions)
     Regulatory Assets:
     Unrecovered environmental response costs................... $164.6 $150.2
     Unrecovered postretirement benefits costs..................    7.9    8.5
     Deferred transition to competition costs...................    6.4     --
     Deferred purchased gas adjustment..........................    5.5    2.8
     Other......................................................   13.1   13.8
                                                                 ------ ------
     Total...................................................... $197.5 $175.3
                                                                 ====== ======
     Regulatory Liabilities:
     Unamortized investment tax credit.......................... $ 23.2 $ 24.5
     Regulatory tax liability...................................   15.5   16.4
     Environmental response cost recoveries from third parties-
      customer portion..........................................     --    7.1
     Other......................................................    1.4    3.8
                                                                 ------ ------
     Total...................................................... $ 40.1 $ 51.8
                                                                 ====== ======

5. EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION PLANS

     Substantially all of AGL Resources' employees are eligible to participate in its employee benefit plans.

Pension Benefits

     AGL Resources sponsors a defined benefit retirement plan ("Retirement Plan") for its employees. A defined benefit plan specifies the amount of benefits an eligible plan participant eventually will receive using information about the participant. AGL Resources generally calculates the benefits under the Retirement Plan based on age, years of service, and pay. AGL Resources' employees do not contribute to the Retirement Plan. AGL Resources funds the plan by contributing annually the amount required by applicable regulations and as recommended by its actuary. AGL Resources calculates the amount of funding using an actuarial method called the projected unit credit cost method. The Retirement Plan's assets consist primarily of marketable securities, corporate obligations, U.S. government obligations, insurance contracts, mutual funds, and cash equivalents.

                      AGL RESOURCES INC. AND SUBSIDIARIES

      AGL Resources has an excess benefit plan that is unfunded and provides supplemental benefits to some officers after retirement. AGL Resources maintains a voluntary early retirement plan for some AGL Resources officers that is unfunded and provides supplemental pension benefits to participants who elected early retirement. The annual expense and accumulated benefits of such plans are not significant.

      The following tables present details about AGL Resources' pension plans at September 30 (dollars in millions):

                                                                  2000    1999
                                                                 ------  ------
Change in Benefit Obligation:
  Benefit obligation at beginning of year....................... $223.0  $242.7
  Service cost..................................................    3.4     5.2
  Interest cost.................................................   15.9    16.9
  Plan amendment................................................  (12.8)     --
  Actuarial gain................................................   (6.7)  (27.1)
  Benefits paid.................................................  (15.3)  (14.7)
                                                                 ------  ------
    Benefit obligation at end of year........................... $207.5  $223.0
                                                                 ======  ======
Change in Plan Assets:
  Fair value of plan assets at beginning of year................ $236.7  $229.5
  Actual return on plan assets..................................   13.2    17.6
  Employer contribution.........................................    0.8     4.3
  Benefits paid.................................................  (15.4)  (14.7)
                                                                 ------  ------
    Fair value of plan assets at end of year.................... $235.3  $236.7
                                                                 ======  ======
Funded Status:
  Plan assets greater than benefit obligation at end of year.... $ 27.8  $ 13.7
  Unrecognized net asset........................................   (1.5)   (2.2)
  Unrecognized net gain.........................................  (24.0)  (19.4)
  Unrecognized prior service cost (benefit).....................   (9.6)    2.6
                                                                 ------  ------
    Accrued pension cost........................................ $ (7.3) $ (5.3)
                                                                 ======  ======

                                                          2000    1999    1998
                                                         ------  ------  ------
Weighted Average Assumptions as of June 30:
  Discount rate.........................................    8.0%    7.8%    7.0%
  Expected return on plan assets........................    8.3%    8.3%    8.3%
  Rate of compensation increase.........................    3.8%    4.3%    4.3%
Components of Net Annual Pension Cost:
  Service cost.......................................... $  3.4  $  5.2  $  4.6
  Interest cost.........................................   16.0    16.9    16.6
  Expected return on plan assets........................  (18.2)  (16.9)  (15.8)
  Net amortization......................................   (1.3)     --      --
                                                         ------  ------  ------
  Net annual pension cost...............................   (0.1)    5.2     5.4
  Curtailment loss......................................    2.8     2.3      --
                                                         ------  ------  ------
    Net annual pension cost after curtailments.......... $  2.7  $  7.5  $  5.4
                                                         ======  ======  ======

                      AGL RESOURCES INC. AND SUBSIDIARIES

      Effective July 1, 2000, the benefit formula for the Retirement Plan was amended and changed from a final average earnings formula to a career average earnings formula for participants under age 50. The final average earnings plan will continue 10 years for participants over age 50, and then will convert to a career average earnings formula. Due to the above amendment, the Company's projected benefit obligation has been reduced.

      In fiscal 2000 and 1999, AGL Resources recorded a curtailment loss of $2.8 million and $2.3 million, respectively, related to the early retirement of certain officers included in the supplemental retirement plan.

Employee Savings Plan Benefits

      AGL Resources also sponsors the RSP Plan, a defined contribution benefit plan. In a defined contribution benefit plan, the benefits a participant ultimately receives come from regular contributions to a participant account. Under the RSP Plan, AGL Resources made matching contributions to participant accounts in the following amounts:

    .  $3.0 million in fiscal 2000;

    .  $3.5 million in fiscal 1999; and

    .  $3.5 million in fiscal 1998.

      AGL Resources' NSP, an unfunded, nonqualified plan similar to the RSP Plan, established on July 1, 1995, provides an opportunity for eligible employees to contribute additional amounts for retirement savings once they have reached the maximum contribution amount in the RSP Plan. AGL Resources' contributions to the NSP during fiscal 2000, 1999, and 1998 were not significant.

      Effective July 1, 2000, the RSP Plan was amended for participants under age 50 to increase company matching contributions to 65 cents for each dollar an employee contributes up to 8% of total compensation (base salary, overtime, and bonuses). Formerly, AGL Resources matched contributions at the rate of 65 cents for each dollar an employee contributed up to 6% of base salary plus overtime. Also, the vesting period under the RSP Plan was reduced from five years to three years.

Employee Stock Ownership Benefits

      In January 1988, AGL Resources purchased 2.0 million shares of common stock at $11.75 per share with the proceeds of a loan secured by the common stock. AGL Resources did not guarantee the repayment of the loan. The loan was repaid from regular cash dividends on AGL Resources common stock paid to the Leveraged Employee Stock Ownership Plan ("LESOP") and from contributions to the LESOP, as approved by the Board of Directors. Repayment of the loan was completed on December 31, 1997. Contributions to the LESOP were $0.2 million for fiscal 1998.

      AGL Resources terminated its LESOP and distributed the value of participants' LESOP account balances as of June 15, 1999. At the election of the participants, the value of each account was distributed in one of three forms:

    . Direct rollover into the RSP Plan or into another tax-qualified retirement plan;

    . Lump sum payment in the form of a certificate for shares of AGL Resources common stock; or

    . Lump sum cash payment based on the market value of AGL Resources common stock at the close of business on June 14, 1999, which was $18.50 per share.

                      AGL RESOURCES INC. AND SUBSIDIARIES

      During fiscal 1999, 868,688 LESOP shares were repurchased in cash by AGL Resources from the LESOP trustee in a non-brokered transaction at a purchase price of $18.50 per share, and were initially placed by AGL Resources in treasury. An additional 236,625 shares were transferred to participants' accounts under the RSP Plan from the respective participants' accounts in the LESOP. AGL Resources re-issues these treasury shares for the LTIP, LTSIP, DRIP, Directors Plan, and for direct stock purchases.

Postretirement Benefits

      AGL Resources sponsors defined benefit postretirement health care and life insurance plans, which cover nearly all employees if they reach retirement age while working for AGL Resources. The benefits under these plans are generally calculated based on age and years of service.

      Some retirees contribute a portion of health care plan costs. Retirees do not contribute toward the cost of the life insurance plan.

      Effective October 1, 1993, AGL Resources adopted SFAS 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions," which requires accrual of postretirement benefits other than pensions during the years an employee provides service. In 1993, the GPSC approved a five-year phase-in that defers a portion of other postretirement benefits expense for future recovery. A regulatory asset has been recorded for that amount. In 1993, the TRA approved the recovery of other postretirement benefits expense that is funded through an external trust.

      The following tables present details about AGL Resources' postretirement benefits at September 30 (dollars in millions):

                                                                 2000    1999
                                                                ------  ------
Change in Benefit Obligation:
  Benefit obligation at beginning of year...................... $102.7  $104.8
  Service cost.................................................    0.8     0.9
  Interest cost................................................    7.8     7.2
  Actuarial loss (gain)........................................    8.6    (3.7)
  Benefits paid................................................   (6.7)   (6.5)
                                                                ------  ------
    Benefit obligation at end of year.......................... $113.2  $102.7
                                                                ======  ======
Change in Plan Assets:
  Fair value of plan assets at beginning of year............... $ 28.7  $ 23.6
  Actual return on plan assets.................................    1.6     2.9
  Employer contribution........................................    8.2     8.8
  Benefits paid................................................   (6.7)   (6.5)
                                                                ------  ------
    Fair value of plan assets at end of year................... $ 31.8  $ 28.8
                                                                ======  ======
Funded Status:
  Accumulated benefit obligation in excess of plan assets...... $(81.4) $(73.9)
  Unrecognized gain............................................   (3.5)  (15.7)
  Unrecognized transition amount...............................   53.1    57.2
                                                                ------  ------
    Accrued benefit cost....................................... $(31.8) $(32.4)
                                                                ======  ======

                      AGL RESOURCES INC. AND SUBSIDIARIES

                                                               2000  1999  1998
                                                               ----  ----  ----
Weighted Average Assumptions as of June 30:
  Discount rate............................................... 8.0%  7.8%  7.0%
  Expected return on plan assets.............................. 8.3%  8.3%  8.3%

      For purposes of measuring the accumulated post-retirement benefit obligation, the assumed health care inflation rate for pre-Medicare and post-Medicare eligibility is 9.0% in 2000, decreasing 0.5% per year to 6.0% in the year 2006, decreasing 0.3% to 5.7% in 2007, and decreasing 0.5% to 5.2% in 2008.

                                                             2000   1999   1998
                                                             -----  -----  -----
Components of Net Periodic Benefit Cost:
  Service cost.............................................. $ 0.8  $ 1.0  $ 0.9
  Interest cost.............................................   7.7    7.2    7.6
  Expected return on plan assets............................  (2.1)  (1.7)  (1.5)
  Amortization of gain......................................  (0.5)  (0.5)  (0.5)
  Amortization of transition amount.........................   4.1    4.1    4.1
  Amortization of regulatory asset..........................   0.6    0.8    0.7
                                                             -----  -----  -----
    Net periodic postretirement benefit cost................ $10.6  $10.9  $11.3
                                                             =====  =====  =====

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions):

                                                 1-Percentage-  1-Percentage-
                                                 Point Increase Point Decrease
                                                 -------------- --------------
Effect on total of service and interest cost
 components.....................................      $0.4          $(0.4)
Effect on postretirement benefit obligation.....      $5.6          $(4.9)

Stock-Based Compensation Plans

      AGL Resources' LTIP, which became effective January 1, 1999, provides for grants of performance units, restricted stock and incentive and nonqualified stock options to key employees. The LTIP currently authorizes the issuance of up to 2.8 million shares of AGL Resources' common stock. AGL Resources also maintains a predecessor plan, the LTSIP, which provides for grants of restricted stock, incentive and nonqualified stock options, and stock appreciation rights to key employees. The LTSIP currently authorizes issuance of up to 3.2 million shares of AGL Resources' common stock. In addition, AGL Resources sponsors the Directors Plan in which all non-employee directors participate. The Directors Plan provides for the issuance of restricted stock and nonqualified stock options. The Directors Plan currently authorizes the issuance of up to 200,000 shares of AGL Resources' common stock. Plan participants realize value from option grants, only to the extent that the fair market value of AGL Resources common stock on the date of exercise of the option exceeds the fair market value of the common stock on the date of grant.

Incentive and Nonqualified Stock Options

      Incentive and nonqualified stock options are granted at the fair market value on the date of grant. The vesting of incentive options is subject to a statutory limitation of $100,000 per year under Section 422A of the Internal Revenue Code. Otherwise, nonqualified options generally become fully exercisable not earlier than six months after the date of grant and generally expire 10 years after that date.

                      AGL RESOURCES INC. AND SUBSIDIARIES

      A summary of activity for key employees and non-employee directors related to grants of incentive and nonqualified stock options follows:

                                                     Number of  Weighted Average
                                                      Options    Exercise Price
                                                     ---------  ----------------
Outstanding--Sept. 30, 1997......................... 1,404,475       $18.69
  Granted...........................................   818,552        19.90
  Exercised.........................................   (68,684)       16.95
  Forfeited.........................................   (54,495)       20.11
                                                     ---------
Outstanding--Sept. 30, 1998......................... 2,099,848        19.19
                                                     ---------

  Granted...........................................   671,333        21.11
  Exercised.........................................   (91,945)       17.12
  Forfeited.........................................  (159,558)       20.51
                                                     ---------
Outstanding--Sept. 30, 1999......................... 2,519,678        19.69
                                                     ---------

  Granted........................................... 1,684,124        18.28
  Exercised.........................................   (25,674)       17.03
  Forfeited.........................................  (848,972)       19.49
                                                     ---------
Outstanding--Sept. 30, 2000......................... 3,329,156       $19.05
                                                     =========

      Information about outstanding and exercisable options, as of September 30, 2000, follows:

                                     Options Outstanding              Options Exercisable
                          ----------------------------------------- ------------------------
                                    Weighted Average
                                       Remaining        Weighted                 Weighted
                          Number of Contractual Life    Average     Number of    Average
Range of Exercise Prices   Options     (in years)    Exercise Price  Options  Exercise Price
------------------------  --------- ---------------- -------------- --------- --------------
$13.75 to $17.49........    307,675       4.7            $16.35       242,930     $16.13
$17.50 to $19.99........  1,793,668       7.5             18.48       878,690      18.76
$20.00 to $23.19........  1,227,813       6.7             20.55     1,129,735      20.53
                          ---------                                 ---------
$13.75 to $23.19........  3,329,156       6.9            $19.05     2,251,355     $19.36
                          =========                                 =========

      A summary of outstanding options that are fully exercisable follows:

                                                      Number of Weighted Average
                                                       Options   Exercise Price
                                                      --------- ----------------
Exercisable--September 30, 1998...................... 1,961,864      $19.15
Exercisable--September 30, 1999...................... 2,063,824      $19.39
Exercisable--September 30, 2000...................... 2,251,355      $19.36

                      AGL RESOURCES INC. AND SUBSIDIARIES

      AGL Resources applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for AGL Resources' LTIP stock option plans. Accordingly, no compensation expense has been recognized in connection with AGL Resources' LTIP, LTSIP, and Directors Plan option grants. If AGL Resources had determined compensation expense for the issuance of options based on the fair value method described in SFAS 123, "Accounting for Stock-Based Compensation," net income and earnings per share would have been reduced to the pro forma amounts presented below:

                                                                For the years
                                                                    ended
                                                                September 30,
                                                              -----------------
                                                              2000  1999  1998
                                                              ----- ----- -----
     Net income--as reported (millions)...................... $71.1 $74.4 $80.6
     Net income--pro forma (millions)........................ $67.3 $72.8 $79.4
     Basic earnings per share--as reported................... $1.29 $1.30 $1.41
     Basic earnings per share--pro forma..................... $1.22 $1.27 $1.39
     Diluted earnings per share--as reported................. $1.29 $1.29 $1.41
     Diluted earnings per share--pro forma................... $1.22 $1.27 $1.39

      In accordance with the fair value method of determining compensation expense, the weighted average grant date fair value per share of options granted was as follows:

    .  $2.35 in fiscal 2000;

    .  $2.68 in fiscal 1999; and

    .  $2.55 in fiscal 1998.

      AGL Resources used the Black-Scholes pricing model to estimate the fair value of each option granted with the following weighted average assumptions for the years ended September 30:

                                                              2000  1999  1998
                                                              ----  ----  ----
      Expected life (years)..................................    7     7     7
      Interest rate..........................................  6.2%  4.9%  5.5%
      Volatility............................................. 18.3% 18.3% 17.8%
      Dividend yield.........................................  6.0%  5.1%  5.5%

Performance Units

      A performance unit is a right of a key employee to receive one share of common stock in the future subject to certain performance criteria. If performance criteria are met, vesting of up to 21,076 performance units will occur at the end of the three-year measurement period on September 30, 2002.

Stock Awards

      Stock awards generally are subject to some vesting restrictions. AGL Resources recognizes compensation expense for those stock awards over the related vesting periods. AGL Resources awarded shares of stock, net of forfeitures, to key employees in the following amounts:

    .  10,000 shares in fiscal 2000;

    .  11,115 shares in fiscal 1999; and

    .  25,891 shares in fiscal 1998.

                      AGL RESOURCES INC. AND SUBSIDIARIES

     At the date of the award, the weighted average fair value of the shares, net of forfeitures, was as follows:

    .  $17.38 in fiscal 2000;

    .  $20.06 in fiscal 1999; and

    .  $19.76 in fiscal 1998.

     The compensation costs that have been charged against income for performance units, restricted stock and other stock-based awards, were immaterial in fiscal 2000, 1999, and 1998.

Directors Plan

     Under the Directors Plan, each non-employee director receives an annual grant of:

    .  a stock award equal in fair market value to $16,000; and

    . a nonqualified stock option to purchase the same number of shares of common stock as the annual stock award.

     The stock award is payable in shares of AGL Resources' common stock or, at the election of a director, is deferred and is invested in common stock equivalents.

6. COMMON STOCK

Shareholder Rights Plan

     On March 6, 1996, AGL Resources' Board of Directors adopted a Shareholder Rights Plan. The plan contains provisions to protect AGL Resources' shareholders in the event of unsolicited offers to acquire AGL Resources or other takeover bids and practices that could impair the ability of the Board of Directors to represent shareholders' interests fully. As required by the Shareholder Rights Plan, the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of AGL Resources' common stock, with distribution made to shareholders of record on March 22, 1996.

     The Rights, which will expire March 6, 2006, are represented by and traded with AGL Resources common stock. The Rights are not currently exercisable and do not become exercisable unless a triggering event occurs. One of the triggering events is the acquisition of 10% or more of AGL Resources' common stock by a person or group of affiliated or associated persons. Unless previously redeemed, upon the occurrence of one of the specified triggering events, each Right will entitle its holder to purchase one one-hundredth of a share of Class A Junior Participating Preferred Stock at a purchase price of $60. Each preferred share will have 100 votes, voting together with the common stock. Because of the nature of the preferred shares' dividend, liquidation and voting rights, one one-hundredth of a share of preferred stock is intended to have the value, rights, and preferences of one share of common stock. As of September 30, 2000, 1.0 million shares of Class A Junior Participating Preferred Stock were reserved for issuance under that plan.

Share Repurchase Program

     On October 5, 1999, the Board of Directors of AGL Resources authorized a plan to repurchase up to 3.6 million shares (6.3% of total outstanding as of September 30, 1999) of AGL Resources' common stock over a period ending no later than September 30, 2001. Open market purchases of the shares were made from time to time, subject to availability, and the repurchased shares were initially placed in treasury. During fiscal

                      AGL RESOURCES INC. AND SUBSIDIARIES

2000, AGL Resources completed the program by repurchasing 3.6 million shares of common stock for a total of $62.1 million. Subsequent to June 15, 1999, shares issued under the AGL Resources' benefit plans and DRIP have been issued from shares initially placed in treasury.

Other

      AGL Resources issued the following shares of common stock under ResourcesDirect, the RSP Plan, the LTSIP, the LTIP, the NSP, and the Directors
Plan:

    .  584,284 shares of common stock in fiscal 2000;

    .  677,411 shares of common stock in fiscal 1999; and

    .  739,380 shares of common stock in fiscal 1998.

      As of September 30, 2000, 8,763,359 shares of common stock were reserved for issuance under ResourcesDirect, the RSP Plan, the LTSIP, the LTIP, the NSP, and the Directors Plan.

7. PREFERRED STOCK

Subsidiary Obligated Mandatorily Redeemable Preferred Securities ("Capital Securities")

      In June 1997, AGL Resources established AGL Capital Trust I ("Trust"), a Delaware business trust, and AGL Resources owns all the common voting securities. The Trust issued and sold $75 million principal amount of 8.17% Capital Securities (liquidation amount $1,000 per Capital Security) to certain initial investors. The Trust used the proceeds to purchase 8.17% Junior Subordinated Deferrable Interest Debentures, which are due June 1, 2037, from AGL Resources.

      The Capital Securities are subject to mandatory redemption at the time of the repayment of the Junior Subordinated Debentures on June 1, 2037, or the optional prepayment by AGL Resources after May 31, 2007. AGL Resources fully and unconditionally guarantees all the Trust's obligations for the Capital Securities.

Other Preferred Securities

      As of September 30, 2000, AGL Resources had 10.0 million shares of authorized, and unissued, Class A Junior Participating Preferred Stock, no par value; and 10.0 million shares of authorized, and unissued, preferred stock, no par value. As of September 30, 2000, AGLC had 10.0 million shares of authorized, and unissued, preferred stock, no par value.

8. LONG-TERM DEBT

      Long-term debt matures more than one year from the date of issuance. AGL Resources' long-term debt consists of medium-term notes Series A, Series B, and Series C which were issued under an Indenture dated December 1, 1989. The notes are unsecured and rank on parity with all other unsecured indebtedness. Net proceeds from the issuance of medium-term notes were used to fund capital expenditures, repay short-term debt, and for other corporate purposes. The annual maturities of long-term debt for the five-year period ending September 30, 2005, are as follows:

    .  $20.0 million in fiscal 2001;

    .  $45.0 million in fiscal 2002;

                      AGL RESOURCES INC. AND SUBSIDIARIES

    .  $48.0 million in fiscal 2003;

    .  $30.0 million in fiscal 2004; and

    .  $33.5 million in fiscal 2005.

      The outstanding long-term debt as of September 30, net of current maturities, is as follows:

                                                                    2000   1999
                                                                   ------ ------
                                                                   (in millions)
       Medium-term notes
       Series A(1)................................................ $ 30.0 $ 50.0
       Series B(2)................................................  260.0  260.0
       Series C(3)................................................  300.0  300.0
                                                                   ------ ------
       Total...................................................... $590.0 $610.0
                                                                   ====== ======

(1) Interest rate of 9.10% with a maturity date of fiscal 2021.

(2) Interest rates from 7.35% to 8.70% with maturity dates from fiscal 2002 to fiscal 2023.

(3) Interest rates from 5.90% to 7.30% with maturity dates from fiscal 2004 to fiscal 2027.

9. SHORT-TERM DEBT

      Short-term debt matures within one year from the date of issuance. Lines of credit with various banks provide for direct borrowings and are subject to annual renewal. The current lines of credit vary throughout the year from $175 million to $260 million. Certain of the lines are on a commitment-fee basis. As of September 30, 2000, $63.8 million was available on lines of credit. Weighted average interest rates on short-term debt outstanding were 7.0%, 5.6%, and 5.8% as of September 30, 2000, 1999, and 1998, respectively. This short-term debt was refinanced with commercial paper in October 2000.

      In connection with the purchase of VNG, AGL Resources established a $900 million commercial paper program through AGL Capital Corporation. AGL Resources' commercial paper consists of short-term unsecured promissory notes with maturities ranging from overnight to 270 days. AGL Resources' commercial paper program is fully supported by bank back-up credit lines. On October 6, 2000, AGL Resources issued $660 million in commercial paper, the proceeds of which were used to finance the VNG acquisition and to refinance existing short-term debt.

      On October 6, 2000, AGL Resources Inc. and AGL Capital Corporation entered into a Credit Agreement with several lenders ("Lenders") for whom SunTrust Bank ("SunTrust") is acting as Administrative Agent. Pursuant to the Credit Agreement, the Lenders agree to make available to AGL Capital Corporation, upon demand, up to $900 million (the "Revolving Commitment"). This Credit Agreement has been entered into in support of AGL Resources' commercial paper program. The Revolving Commitment may be borrowed, repaid and reborrowed in the form of Eurodollar loans, adjustable rate loans (based on SunTrust's Prime Rate, or based on the Federal Funds Effective Rate plus 1%), letters of credit (up to $50 million), or, in certain circumstances, fixed rate loans for a defined period agreed upon by AGL Capital Corporation and the Lenders. The Revolving Commitment expires on October 5, 2001 (the "Revolving Termination Date"). Loans outstanding on the Revolving Termination Date, up to a maximum aggregate principal amount of $200 million, may be converted into Term Loans. All Term Loans will mature in one installment on the date that is one year from the Revolving Termination Date. Currently, there are no outstanding loans under the Credit Agreement.

                      AGL RESOURCES INC. AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES

Agreements for Firm Pipeline and Storage Capacity

      In connection with its utility business, AGL Resources has agreements for firm pipeline and storage capacity that expire at various dates through 2014. The aggregate amounts of required payments for AGLC under such agreements total approximately $1.1 billion, with annual payments of $184 million in fiscal 2001, $117 million in fiscal 2002, $77 million in fiscal 2003, $48 million in fiscal 2004, and $47 million in fiscal 2005. Total payments of fixed charges under all agreements were $194 million in fiscal 2000, $203 million in fiscal 1999, and $220 million in fiscal 1998.

      As a result of the Deregulation Act, AGLC's rights to capacity under the purchase agreements have been temporarily assigned to certificated marketers as they acquire firm customers. These certificated marketers are responsible for payment of the fixed charges associated with the assignments. In case of certificated marketer default, AGLC remains responsible for approximately 70% of such payments as long as it is the holder of these contracts. AGLC makes payments for the remaining 30% and then bills to and collects from certificated marketers all such payments made.

      The aggregate amount of required payments for Chattanooga under its firm pipeline and storage capacity agreements totals approximately $17 million, with annual payments of $5 million in fiscal 2001, $4 million in fiscal 2002 and 2003, $1 million in fiscal 2004 and 2005. Total payments of fixed charges under all agreements were $13 million in fiscal 2000, 1999, and 1998. Subsequent to September 30, 2000, Chattanooga extended certain of these agreements, which otherwise would have expired in November 2000.

Chattanooga Gas Supply Contracts

      AGLE purchases natural gas for Chattanooga. As of September 30, 2000, AGLE held four gas supply contracts at market rates representing 34,900 decatherms per day of longer term gas supply through fiscal 2001. The remainder of Chattanooga's gas supply is met by AGLE purchasing gas on the spot market.

FERC Order 637: Transition Costs Settlement Agreements

      The Federal Energy Regulatory Commission ("FERC") issued Order No. 637 on February 9, 2000, which revises the FERC's rules governing the operations of the utility's interstate pipeline suppliers. Among other things, the FERC:

    . On an experimental basis through September 30, 2002, permitted holders of firm pipeline capacity to release the capacity to other shippers at a price greater than the pipeline's maximum rate for the same capacity;

    . Authorized pipelines to propose different rates for services rendered during periods of peak usage and to propose rates that would differ based on the length of the customer's contract; and

    . Declined, for the present time, to permit pipelines and their customers to establish individually negotiated terms and conditions of service that depart from generally applicable pipeline tariff rules.

      On May 19, 2000, the FERC issued order No. 637-A, granting and denying rehearing in part of order No. 637 and making clarifying adjustments to its final rule. Among other things, the FERC clarified that all

                      AGL RESOURCES INC. AND SUBSIDIARIES
capacity release transactions of more than one month must be subject to posting and bidding as long as waiver of the maximum rate ceiling is in effect, thereby eliminating the exemption from posting and bidding that previously applied to certain transactions, including rollovers of monthly prearranged capacity release transactions set at the maximum tariff rate. AGL Resources cannot predict how these revisions may potentially affect its utility operations.

      The FERC has required the utility, as well as other interstate pipeline customers, to pay transition costs associated with the separation of the interstate suppliers' transportation and gas supply services. Based on its interstate pipeline suppliers' filings with the FERC, the utility has determined that the total portion of its transition costs from all of its pipeline suppliers was $108.1 million. As of September 30, 2000, all of those costs had been incurred and were being recovered from the utility's customers under rates charged for the distribution of gas.

      During fiscal 2000, the utility paid $89.9 million in transition costs to Southern pursuant to a restructuring settlement that resolves all transition cost issues for Southern.

      On March 10, 2000, Southern filed a settlement to resolve all issues arising out of its September 1, 1999 general rate case filing. Among other matters, the settlement provides for the termination of Southern's interstate pipeline affiliate, South Georgia Natural Gas Company ("South Georgia"), as a separate entity, with Southern absorbing South Georgia's facilities and operations. The settlement rates represent a decrease of approximately $6 million per year under the utility's existing contracts for firm interstate pipeline capacity. In return for the rate reduction, firm contract holders were required to extend their existing contracts by three years. The utility filed comments requesting that the FERC approve the settlement and the approval was granted on May 31, 2000.

      AGLC is involved in three Transcontinental Gas Pipe Line Corporation rate cases, which concern rates in effect since September 1, 1995, as well as proposed changes to take effect prospectively. These rate proceedings are at various stages of litigation before the FERC, and none of these proceedings are final. At the present time, AGLC cannot predict the effect of these proceedings on rates or operations.

Collective Bargaining Agreements

      On September 30, 2000, AGL Resources and its subsidiaries had 1,938 employees. Of that total, approximately 500 employees are covered under collective bargaining agreements. There are currently four collective bargaining contracts, with the Teamster contract representing the largest group of 263 employees. The Teamster agreement expired in September 2000, and a new agreement, which is effective through March 2003, was reached on October 27, 2000. Two additional contracts will expire in fiscal 2001, which represent about 70 employees.

Rental Expense

      Total rental expense for property and equipment was as follows:

    .  $15.1 million in fiscal 2000;

    .  $8.5 million in fiscal 1999; and

    .  $7.7 million in fiscal 1998.

                      AGL RESOURCES INC. AND SUBSIDIARIES

      Minimum annual rentals under non-cancelable operating leases are as follows:

    .  Fiscal 2001--$18.3 million;

    .  Fiscal 2002--$18.2 million;

    .  Fiscal 2003--$15.5 million;

    .  Fiscal 2004--$15.2 million;

    .  Fiscal 2005--$13.4 million; and

    .  Thereafter --$5.8 million.

      On October 14, 1998, AGL Resources entered into an arrangement to sublease certain corporate office space, the term of which began on December 1, 1998, and will expire on January 3, 2003. The original lease is an operating lease. Annual sublease rental receipts are as follows:

    .  Fiscal 2001--$1.5 million;

    .  Fiscal 2002--$1.5 million; and

    .  Fiscal 2003--$0.4 million.

Litigation

      AGL Resources is involved in litigation arising in the normal course of business. (See Note 12. Environmental Matters.) We believe the ultimate resolution of that litigation will not have a material adverse effect on the consolidated financial statements.

Related Party Guarantees

      In the normal course of business, AGL Resources guarantees, or provides collateral for, the obligations of its subsidiaries and affiliates.

11. CAPITAL LEASES

      Utilipro has seven capital leases principally for data processing, telephone, and related switching equipment. The expiration dates on these leases range from October 2000 to February 2003. The total capital lease liability as of September 30, 2000, is $1.9 million of which $0.9 million is due within one year.

12. ENVIRONMENTAL MATTERS

      Before natural gas was widely available in the Southeast, AGLC manufactured gas from coal and other fuels. Those manufacturing operations were known as manufactured gas plants ("MGP"), which AGLC ceased operating in the 1950s. Because of recent environmental concerns, AGLC is required to investigate possible environmental contamination at those plants and, if necessary, clean up any contamination.

      AGLC has been associated with nine MGP sites in Georgia and three in Florida. Based on investigations to date, AGLC believes that some cleanup is likely at most of the sites. In Georgia, the state Environmental Protection Division supervises the investigation and cleanup of MGP sites. In Florida, the U.S. Environmental Protection Agency has that responsibility.

                      AGL RESOURCES INC. AND SUBSIDIARIES

      For each of the MGP sites, AGLC has estimated, where possible, its share of the likely costs of investigation and cleanup. AGLC currently estimates that its total future cost of investigating and cleaning up its MGP sites is between $111.7 million and $171.8 million. This estimate does not include other potential expenses, such as unasserted property damage or personal injury claims, legal expenses or other costs for which AGLC may be held liable, but with respect to which the amount cannot be reasonably forecast. Within that range, AGLC cannot identify any single number as a "better" estimate of its likely future costs because its actual future investigation and cleanup costs will be affected by a number of contingencies that cannot be quantified at this time. Consequently, as of September 30, 2000, AGLC has recorded the lower end of the range, or $111.7 million, as a liability.

      AGLC has entered into a contract with ThermoRetec Consulting Corporation ("ThermoRetec") for management of the investigation and cleanup of AGLC's MGP sites. Under this contract, AGLC's former MGP sites are classified into two categories. Where AGLC is not the primary responsible party, ThermoRetec will provide management oversight and coordination between AGLC and other responsible parties. At all other sites, ThermoRetec will provide all services that will eventually result in cleanup and regulatory finality for those MGP sites within specified deadlines. With respect to these latter sites, the agreement between AGLC and ThermoRetec establishes a performance-based fee arrangement, under which a portion of ThermoRetec's compensation is tied to the relationship between certain specified components of the cleanup costs and specified benchmarks for those cost components. Management does not believe the outsourcing of the management will have a material effect on the total future cost of investigating and cleaning up the MGP sites.

      As of September 30, 1999, AGLC had recorded a liability of $102.4 million. During fiscal 2000, the liability increased $9.3 million due to revised estimates of future costs, which resulted in a corresponding increase in the unrecovered environmental response cost asset.

      AGLC has two ways of recovering investigation and cleanup costs. First, the GPSC has approved an environmental response cost recovery rider. It allows the recovery of costs of investigation, testing, cleanup, and litigation. Because of that rider, AGLC has recorded a regulatory asset for actual and projected future costs related to investigation and cleanup, to be recovered from the rate payers in future years. During fiscal 2000, AGLC recovered $4.3 million through its environmental response recovery rider.

      The second way AGLC can recover costs is by exercising the legal rights AGLC believes it has to recover a share of its costs from other potentially responsible parties, typically former owners or operators of the MGP sites. AGLC has been actively pursuing those recoveries. There were no material recoveries during fiscal 2000, 1999, and 1998.

                      AGL RESOURCES INC. AND SUBSIDIARIES

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

      In the following table, the carrying amounts and fair values of financial instruments included in AGL Resources' Consolidated Balance Sheets, as of September 30:

                                                             Carrying Estimated
                                                              Amount  Fair Value
                                                             -------- ----------
                                                                (in millions)
     2000
     Long-term debt including current portion...............  $610.0    $577.2
     Capital Securities.....................................  $ 74.3    $ 65.6

     1999
     Long-term debt including current portion...............  $660.0    $640.8
     Capital Securities.....................................  $ 74.3    $ 70.0

      The estimated fair values are determined based on the following:

    . Long-term Debt--interest rates that are currently available for issuance of debt with similar terms and remaining maturities.

    . Capital Securities--quoted market price and dividend rates for preferred stock with similar terms.

      Considerable judgment is required to develop the fair value estimates; therefore, the values are not necessarily indicative of the amounts that could be realized in a current market exchange. The fair value estimates are based on information available to management as of September 30, 2000. Management is not aware of any subsequent factors that would affect significantly the estimated fair value amounts.

14. RELATED PARTY TRANSACTIONS

      The utility recognized revenue totaling $173.6 million in fiscal 2000 for SouthStar, and had $5.5 million in accounts receivable from SouthStar as of September 30, 2000. The utility sold gas totaling $5.6 million in fiscal 1999 to SouthStar, and had $0.7 million in accounts receivable from SouthStar as of September 30, 1999. The utility recognized revenue of $70.7 million in fiscal 1999 related to the assignment of underground storage inventory to SouthStar.

      Utilipro recognized revenue of $10.9 million on services provided to SouthStar during fiscal 2000, and had accounts receivable from SouthStar of $5.8 million as of September 30, 2000. Utilipro recognized revenue of $6.5 million on services provided to SouthStar during fiscal 1999, and had $2.7 million in accounts receivable from SouthStar as of September 30, 1999.

      AGL Resources' investment in SouthStar has a significant impact on AGL Resources' financial position and results of operations for fiscal 2000 and fiscal 1999. Summarized financial information for SouthStar at September 30 is shown below in millions:

                                                                  2000   1999
                                                                 ------ ------
     Total assets..............................................  $149.5 $ 62.9
     Total liabilities.........................................  $152.7 $ 77.6
     For twelve months ended September 30, Income (loss) before tax......................................................  $ 12.6 $(28.5)

                      AGL RESOURCES INC. AND SUBSIDIARIES

15. SEGMENT INFORMATION

      AGL Resources is organized into two operating segments: Utility and Non-utility. Management evaluates segment performance based on net income, which includes the effects of corporate expense allocations. There were no material intersegment sales in fiscal 2000, 1999, and 1998.

      Identifiable assets are those assets used in each segment's operations. Corporate assets consist primarily of cash and cash equivalents and property, plant and equipment.

                                                            Equity in
                                                             the Net   Income
                             Depreciation                    Income      Tax     Net                 Investments
                   Operating     and      Interest Interest (Loss) of  Expense  Income  Identifiable  in Joint     Capital
                   Revenues  Amortization Expense   Income  Investees (Benefit) (Loss)     Assets     Ventures   Expenditures
                   --------- ------------ -------- -------- --------- --------- ------  ------------ ----------- ------------
                                                             (dollars in millions)
Fiscal 2000
 Utility.........  $  571.9     $71.0      $45.2     $0.4    $   --     $39.0   $68.6     $1,866.3      $ 0.4       $145.7
 Non-utility.....      35.5      12.2        6.4      0.2       9.3      (1.8)    2.5         74.8       78.4         12.1
                   --------     -----      -----     ----    ------     -----   -----     --------      -----       ------
                   $  607.4     $83.2      $51.6     $0.6    $  9.3     $37.2   $71.1     $1,941.1      $78.8       $157.8
                   ========     =====      =====     ====    ======     =====   =====     ========      =====       ======
Fiscal 1999
 Utility.........  $1,041.3     $66.6      $47.9     $ --    $   --     $37.8   $71.9     $1,799.7      $ 0.4       $128.7
 Non-utility.....      29.4      12.2        5.1      0.4     (19.9)      1.3     2.5        142.5       27.8         18.6
                   --------     -----      -----     ----    ------     -----   -----     --------      -----       ------
                   $1,070.7     $78.8      $53.0     $0.4    $(19.9)    $39.1   $74.4     $1,942.2      $28.2       $147.3
                   ========     =====      =====     ====    ======     =====   =====     ========      =====       ======
Fiscal 1998
 Utility.........  $1,276.3     $62.9      $53.0     $1.0    $   --     $44.2   $87.9     $1,838.9      $ 0.4       $ 96.7
 Non-utility.....      63.8       8.2        1.4      0.2       4.6      (5.4)   (7.3)        99.7       46.3         22.5
                   --------     -----      -----     ----    ------     -----   -----     --------      -----       ------
                   $1,340.1     $71.1      $54.4     $1.2    $  4.6     $38.8   $80.6     $1,938.6      $46.7       $119.2
                   ========     =====      =====     ====    ======     =====   =====     ========      =====       ======

16. SUBSEQUENT EVENT

      Effective with the closing of the VNG acquisition in October 2000, and in accordance with PUHCA, AGL Resources formed a service company, AGL Services Company ("AGSC"). AGSC was formed in order to provide shared services to the subsidiaries of AGL Resources.

                      AGL RESOURCES INC. AND SUBSIDIARIES

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

      During the fourth quarter of fiscal 1999, AGL Resources sold its interests in Sonat Power Marketing and Sonat Marketing for a total after-tax gain of $22.3 million.

      During the fourth quarter of fiscal 2000, AGL Resources recognized a total after-tax gain of $10.7 million related to the propane transaction and recorded an after-tax charge of $3.9 million related to the corporate reorganization.

      Quarterly financial data for fiscal 2000 and 1999 is summarized as follows:

                                                             Operating Operating
                                                             Revenues   Income
                                                             --------- ---------
                                                                 (dollars in
                                                              millions, except
                                                               per share data)
     Fiscal 2000
       December 31, 1999....................................  $182.3     $33.5
       March 31, 2000.......................................   160.1      37.5
       June 30, 2000........................................   131.8      38.4
       September 30, 2000...................................   133.2      28.4
     Fiscal 1999
       December 31, 1998....................................  $324.4     $47.7
       March 31, 1999.......................................   375.6      52.4
       June 30, 1999........................................   186.4      29.5
       September 30, 1999...................................   184.3      25.0

                                                      Basic          Diluted
                                          Net     Earnings Per    Earnings Per
                                       Income(a) Common Share(a) Common Share(a)
                                       --------- --------------- ---------------
     Fiscal 2000
       December 31, 1999..............   $17.1        $.30            $.30
       March 31, 2000.................    22.7         .41             .41
       June 30, 2000..................    13.9         .26             .26
       September 30, 2000.............    17.4         .32             .32
     Fiscal 1999
       December 31, 1998..............   $15.9        $.28            $.28
       March 31, 1999.................    24.2         .42             .42
       June 30, 1999..................     7.2         .12             .12
       September 30, 1999.............    27.1         .48             .48

    (a) The wide variance in quarterly earnings results from the highly seasonal nature of AGL Resources' primary business.

      Basic and diluted earnings per common share are calculated based on the weighted average number of common shares and common share equivalents outstanding during the quarter. Those totals differ from the basic and diluted earnings per share, as shown on the Statements of Consolidated Income, which are based on the weighted average number of common shares and common share equivalents outstanding during the entire year.

P R O S P E C T U S

                                  $300,000,000

                            AGL Capital Corporation

                                debt securities

                    Guaranteed fully and unconditionally by
                               AGL Resources Inc.
                                   [AGL Logo]

                                ---------------

The Issuer:

 . AGL Capital Corporation was incorporated in Nevada on September 15, 2000. It is a wholly owned subsidiary of AGL Resources Inc. and was established to finance acquisitions, refinance existing short-term debt and provide working capital to AGL Resources and its subsidiaries.

The Guarantor:

 . AGL Resources Inc., with its subsidiaries, is the second largest natural gas distribution company in the United States, with approximately 1.8 million customers. AGL Resources, through its investments and subsidiaries, also provides or has an interest in installing and leasing conduit and fiber optic cable; marketing natural gas and related services; engaging in the sale of propane and related products and services; engaging in the sale of integrated customer care solutions and billing services to energy marketers; and constructing, owning and operating a liquefied natural gas peaking facility.

The debt securities and the offering:

 . AGL Capital Corporation may from time to time issue and offer up to $300,000,000 of its debt securities.

 . The debt securities may be offered in one or more series, with the same or different maturities, in amounts, prices and on terms to be determined at the time of the sale. When AGL Capital Corporation offers debt securities, it will provide you with a prospectus supplement or a term sheet describing the terms of the specific issue of debt securities including the offering price of the securities.

 . AGL Capital Corporation may sell the debt securities to agents, underwriters or dealers, or may sell them directly to other purchasers.

 . You should read this prospectus and the prospectus supplement or the term sheet relating to the specific issue of debt securities carefully before you invest.

The Guarantees:

 . The payment of principal, premium, if any, and interest, if any, on the debt securities will be guaranteed fully and unconditionally by AGL Resources
   Inc. as Guarantor.

                                ---------------

Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

                                ---------------

               The date of this prospectus is February 15, 2001.

                             ABOUT THIS PROSPECTUS

      As used in this prospectus and any prospectus supplement or term sheet, except as this context otherwise requires, "Guarantor" means AGL Resources Inc., "Issuer" means AGL Capital Corporation, and references to "we," "us," "our" or similar references mean AGL Resources Inc., together with its subsidiaries, including AGL Capital Corporation. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "SEC," using a "shelf" registration process. Under this shelf process, we may from time to time sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000.

      This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the terms of your debt securities vary between this prospectus and the accompanying prospectus supplement, you should rely on the information in the following order of priority:

    .  the prospectus supplement; and

    .  the prospectus.

      You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the offer and sale of the securities described in this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

      In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

     Public Reference Room   Northeast Regional Office Midwest Regional Office
     450 Fifth Street, N.W.  7 World Trade Center      550 West Madison Street
     Room 1024               Suite 1300                Suite 1400
     Washington, D.C. 20549  New York, New York 10048  Chicago, Illinois 60661-2511

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

      The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is:

                               http://www.sec.gov

      You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC.

      The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

      This prospectus incorporates by reference the documents listed below that we (or our predecessors) have previously filed with the SEC. The documents contain important information about us and our financial condition.

    . Annual Report on Form 10-K for the fiscal year ended September 30, 2000 filed on December 18, 2000;

    . Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 filed on February 9, 2001;

    .  Current Report on Form 8-K filed on November 17, 2000 (event date:
       November 17, 2000);

    .  Current Report on Form 8-K filed on October 18, 2000 (event date:
       October 6, 2000), as amended by Form 8-K/A filed on December 20,
       2000; and

    . Proxy Statement filed December 18, 2000 relating to our 2001 Annual Meeting of Shareholders.

      We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date we sell all of the debt securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                               Investor Relations
                               AGL Resources Inc.
                                 P. O. Box 4569
                          Atlanta, Georgia 30302-4569
                           Telephone: (404) 584-9470

      We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                  RISK FACTORS

      Each time that we issue a new series of debt securities, risk factors, if appropriate, will be included in the prospectus supplement relating to that new series.

                           FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 allows public companies to provide cautionary remarks about forward-looking statements that they make in documents that are filed with the SEC. Forward-looking statements in our Management's Discussion and Analysis include, but are not limited to, statements about the following:

    .  Deregulation;

    .  Business prospects;

    .  Concentration of credit risk;

    .  Environmental investigations and cleanups;

    .  Quantitative and qualitative disclosures about market risk;

    .  Virginia Natural Gas acquisition;

    .  Propane operations; and

    .  Changes required by the Public Utility Holding Company Act of 1935.

      Important factors that could cause our actual results to differ substantially from those in the forward-looking statements include, but are not limited to, the following:

    . Industrial, commercial, and residential growth in our service territories;

    .  Changes in price and demand for natural gas and related products;

    . Impact of changes in state and federal legislation and regulation on both the gas and electric industries;

    . Effects and uncertainties of deregulation and competition, particularly in markets where prices and providers historically have been regulated, unknown risks related to nonregulated businesses, and unknown issues such as the stability of certificated marketers;

    .  Concentration of credit risk in certificated marketers;

    .  Industry consolidation;

    .  Impact of acquisitions and divestitures;

    . Changes in accounting policies and practices issued periodically by accounting standard-setting bodies;

    . Interest rate fluctuations, financial market conditions, and economic conditions, generally;

    . Uncertainties about environmental issues and the related impact of such issues; and

    . Other factors including uncertainties about weather and the related impact of such factors.

                                  THE COMPANY

      AGL Resources is the holding company for:

    .  Atlanta Gas Light Company, a natural gas local distribution utility;

    . Virginia Natural Gas, Inc., a natural gas local distribution utility acquired on October 1, 2000;

    .  Chattanooga Gas Company, a natural gas local distribution utility;

    .  AGL Energy Services, LLC, a gas supply services company;

    . AGL Services Company, a service company established in accordance with the Public Utility Holding Company Act of 1935; and

    .  Several non-utility subsidiaries, including AGL Capital Corporation.

      Atlanta Gas Light Company conducts its primary business, the distribution of natural gas, in Georgia including Atlanta, Athens, Augusta, Brunswick, Macon, Rome, Savannah and Valdosta. Chattanooga Gas Company distributes natural gas in the Chattanooga and Cleveland areas of Tennessee. Virginia Natural Gas distributes natural gas in the Hampton Roads region of Virginia. The Georgia Public Service Commission regulates Atlanta Gas Light Company, the Tennessee Regulatory Authority regulates Chattanooga Gas Company and the Virginia State Corporation Commission regulates Virginia Natural Gas. AGL Energy Services provides asset management services for AGL Resources' regulated and unregulated operations, as well as for unaffiliated retail gas marketers. Atlanta Gas Light Company, Chattanooga Gas Company and Virginia Natural Gas comprise substantially all of AGL Resources' assets, revenues and earnings.

      AGL Resources owns or has an interest in the following non-utility businesses:

    . SouthStar Energy Services LLC (50% owned by AGL Resources), a joint venture among a subsidiary of AGL Resources and subsidiaries of Dynegy Holdings, Inc. and Piedmont Natural Gas Company. SouthStar markets natural gas and related services to residential and small commercial customers in Georgia and to industrial customers in the Southeast. SouthStar began marketing natural gas to customers in Georgia during the first quarter of fiscal 1999 under the trade name Georgia Natural Gas Services;

    . AGL Investments, Inc., in which AGL Resources has a 100% ownership interest, manages certain non-utility businesses including:

      . AGL Propane Services, Inc., which has a 22.36% ownership interest in US Propane LLC. US Propane owns 34% of Heritage Propane Partners, which engages in the sale of propane and related products and services in 28 states;

      . Utilipro, Inc., in which AGL Resources currently has a 100% ownership interest, engages in the sale of integrated customer care solutions and billing services to energy marketers in the United States; and

      . AGL Networks, LLC, which will install, and lease to third-party operators, conduit and fiber optic cable. AGL Networks was incorporated on August 15, 2000 for the purpose of partnering with other telecommunication companies to serve Atlanta's rapidly growing demand for high-speed network capacity;

    . AGL Peaking Services, Inc. (100% owned by AGL Resources), which owns a 50% interest in Etowah LNG Company, LLC, a joint venture with Southern Natural Gas Company. Etowah was formed for the purpose of constructing, owning and operating a liquefied natural gas peaking facility; and

    . AGL Capital Corporation (100% owned by AGL Resources), which was established to finance the acquisition of Virginia Natural Gas, to refinance existing short-term debt and to provide working capital to AGL Resources and its subsidiaries through a commercial paper program and other debt facilities.

      AGL Resources' principal executive offices are located at 817 West Peachtree Street, N.W., Atlanta, Georgia 30308 (telephone: (404) 584-9470). AGL Capital Corporation's principal address is 2325-B Renaissance Drive, Las Vegas, Nevada 89119.

                                USE OF PROCEEDS

     Unless the prospectus supplement indicates otherwise, the net proceeds we receive from the sale of the debt securities will be used to reduce outstanding short-term debt obligations, including debt incurred through our commercial paper program and for other proper corporate purposes.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

                                                        Fiscal Year Ended
                                     Three Months          September 30
                                         Ended       ------------------------
                                   December 31, 2000 2000 1999 1998 1997 1996
                                   ----------------- ---- ---- ---- ---- ----
     Ratio of Earnings to Fixed
      Charges.....................       2.42        2.87 3.00 3.07 3.24 3.37

                        DESCRIPTION OF DEBT SECURITIES

     The debt securities and the guarantees will be issued under an indenture dated as of February 20, 2001, as supplemented and modified, among AGL Capital Corporation, AGL Resources Inc. and The Bank of New York, as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series. The debt securities will be guaranteed by the Guarantor under the guarantees described below.

     The following description of the terms of the debt securities and the guarantees summarizes the material terms that will apply to the debt securities and the guarantees. The description is not complete and we refer you to the indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below, we have noted the section in the indenture that the paragraph summarizes. The referenced section of the indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

     Prospective purchasers of debt securities should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement or term sheet relating to an issue of debt securities will describe these considerations, if they apply.

General

     The indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that the debt securities may be issued from time to time in series. The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness, unless otherwise provided in a prospectus supplement.

     The prospectus supplement and any related pricing supplement will describe certain terms of the offered debt securities, including:

    .  the title of the offered debt securities;

    . any limit on the aggregate principal amount of the offered debt securities;

    . the person or persons to whom interest on the offered debt securities shall be payable on any interest payment date if other than the person in whose name the offered debt security is registered on the regular record date;

    . the date or dates on which the principal of the offered debt securities is payable;

    . the rate or rates (or manner in which interest is to be determined) at which the offered debt securities will bear interest, if any, and the date from which such interest, if any, will accrue and the regular record date for the interest payable on the offered debt securities on any interest payment date;

    . the periods within which, the prices at which and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option;

    . our obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or at the option of the holder and the price or prices at which and the terms and conditions upon which such offered debt securities will be redeemed or purchased;

    .  whether the offered debt securities are to be issued in whole or in part in the form of one or more global senior notes and, if so, the identity of the depositary for such global senior notes; and

    . any events of default (in addition to those specified in the indenture) or other terms and conditions with respect to the offered debt securities that are not inconsistent with the terms of the indenture.

      Unless otherwise provided in the prospectus supplement or a pricing supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

      One or more series of debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Special federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

      The indenture provides that all debt securities of any one series need not be issued at the same time and that we may, from time to time, issue additional debt securities of a previously issued series. In addition, the indenture provides that we may issue debt securities with terms different from those of any other series of debt securities and, within a series of debt securities, terms, such as interest rate or manner in which interest is calculated, original issue date, redemption provisions and maturity date, may differ.

Payment of Senior Notes; Transfers; Exchanges

      Except as may be provided in the applicable prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date relating to such interest payment date. However, if there has been a default in the payment of interest on any debt security, such defaulted interest may be payable to the holder of such debt security as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date we propose for payment of such defaulted interest. (See Section 307.)

      Principal of, and premium and interest, if any, on the debt securities will be payable at the office of the trustee designated for such purpose or at any paying agency we maintain for such purpose. We may appoint one or more paying agents and may remove any paying agent, all in our discretion. The applicable prospectus supplement will identify any paying agent appointed.

      The transfer of the debt securities may be registered, and the debt securities may be exchanged for other debt securities of authorized denominations and of like tenor and aggregate principal amount at the office of the trustee designated for such purpose or at any paying agency we maintain for such purpose. We may appoint one or more additional security registrars or transfer agents and may remove any security registrar or transfer agent, all in our discretion. The applicable prospectus supplement will identify any additional security registrar or transfer agent appointed.

      No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We will not be required:

    . to issue, register the transfer of or exchange debt securities during the period of 15 days prior to giving any notice of redemption or

    . to issue, register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Redemption

      Any terms for the optional or mandatory redemption of the offered debt securities will be set forth in the applicable prospectus supplement. In accordance with the terms of the indenture, debt securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the debt securities of any series are to be redeemed, the particular debt securities will be selected by the security registrar by such method as the trustee deems fair and appropriate. (See Sections 403 and 404.)

      Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium and interest, if any, on such debt securities and that if such money has not been so received, such notice will be of no force or effect and we will not be required to redeem such debt securities. (See Section 404.)

Events of Default

      The following are events of default under the indenture with respect to debt securities of any series:

    . failure to pay any interest on any debt security within 30 days after the same becomes due and payable;

    . failure to pay principal of or any premium on any debt security within three (3) business days of when due;

    . failure to perform, or breach of, any other covenant or warranty in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of debt securities other than that series), continued for 90 days after written notice to us by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities to us and the trustee as provided in the indenture;

    . certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; and

    . any other event of default provided with respect to the debt securities of that series. (See Section 801.)

      No event of default with respect to the debt securities of one series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

      If an event of default other than certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization occurs and is continuing, either the trustee or the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the outstanding debt securities of that series to be due and payable immediately; provided, however, that if such an event of default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any of such series. If an event of default involving certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization occurs and is continuing, the principal amount of all outstanding debt securities shall automatically become immediately due and payable. (See Section 802.)

      The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal or premium or interest, if any, or in respect of a provision of the indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected. (See Section 813.)

Remedies

      At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the event or events of default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled if

    .  we have paid or deposited with the trustee a sum sufficient to pay:

            (1) all overdue interest on all debt securities of such series;

            (2) the principal of and premium, if any, on any debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed hereof in such debt securities;

            (3) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such debt securities;

            (4) all amounts due to the trustee under the indenture; and

    . any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. (See Section 802.)

      The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one of such series; and provided, further, that:

    . such direction will not be in conflict with any rule of law or with the indenture and would not involve the trustee in personal liability in circumstances where reasonable indemnity could not be adequate and

    . the trustee may take any other action it deems proper which is not inconsistent with such direction. (See Section 812.)

The right of a holder of any debt security of such series to institute a proceeding with respect to the indenture is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium and interest, if any, when due and to institute suit for the enforcement of any such payment. (See Sections 807 and 808.) The indenture provides that the trustee, within 90 days after the occurrence of any default thereunder with respect to the debt securities of a series, is required to give the holders of the indenture securities of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium or interest, if any, on any debt securities of such series, the trustee may withhold such notice if the trustee determines that it is in the interest of such holders to do so; and provided, further, that in the case of an event of default of the character specified above in the third bullet point under "Events of Default," no such notice shall be given to such holders until at least 75 days after the occurrence thereof. (See Section 902.)

      The indenture requires us to annually furnish to the trustee a statement as to our performance of certain obligations and as to any default in such performance. The indenture also requires us to notify the trustee of any event of default within ten days after certain of our officers obtain actual knowledge thereof. (See Section 606.)

Modification, Waiver and Amendment

      Certain modifications and amendments of the indenture may be made by us and the trustee without the consent of the holders, including those which:

    . evidence the assumption by any of our successors of our obligations under the indenture or with respect to the debt securities;

    . add to our covenants or surrender any of our rights under the indenture;

    . add any events of default, in addition to those specified in the indenture, with respect to any series of outstanding debt securities;

    . change or eliminate any provision of the indenture or add any new provision to the indenture; provided, however, that if such change, elimination or addition will adversely affect the interests of holders of debt securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no debt security of such series remaining outstanding under the indenture;

    .  provide collateral security for the debt securities;

    .  establish the form or terms of debt securities of any series;

    . evidence the appointment of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee;

    . provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities;

    . subject to certain conditions, change the place where debt securities may be transferred, exchanged or paid; or

    . cure any ambiguity or inconsistency or make any other provisions with respect to matters and questions arising under the indenture, provided such provisions shall not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 1201.)

      Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended, is amended after the date of the indenture to require changes to the indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the indenture, the trustee and we may, without the consent of any holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

      Modifications and amendments of the indenture may be made by the trustee and us with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series then outstanding under the indenture and affected by such modification or amendment, considered as one class; provided, however, that no such modification or amendment may, without the consent of the holders of each outstanding debt security affected thereby:

    . change the stated maturity of the principal of, or any installment of principal of or interest, if any, on, any debt security;

    . reduce the principal amount of, or premium or interest, if any, on, any debt security;

    . reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

    . change the currency in which any principal of, or premium or interest, if any, on, any debt security is payable;

    . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

    . reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

    .  reduce the requirements for quorum or voting; or

    . amend certain other provisions of the indenture relating to amendments and defaults.

      A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of any other debt securities. (See
Section 1202.)

Covenants; Consolidation, Merger and Sale of Assets

      We will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all of our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and will cause (or with respect to property owned in common with others make reasonable effort to cause) all necessary repairs, renewals, replacements, betterments and improvements thereof to be made, all as, in our judgment, may be necessary so that our business may be properly conducted; provided, however, that the foregoing will not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business and will not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 605.)

      Subject to the provisions described in the next paragraph, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and rights (charter and statutory) and our franchises; provided, however, that we will not be required to preserve any such right or franchise if, in our judgment, preservation thereof is no longer desirable in the conduct of our business and the failure to preserve any such right or franchise will not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 604.)

      We may, without the consent of the holders of any of the outstanding debt securities under the indenture, merge into, consolidate with, or sell, lease or convey all or substantially all of our assets to a successor company organized under the laws of the United States, any state thereof or the District of Columbia, provided, however, that such successor company assumes our obligations on the debt securities and under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both would become an event of default, will have occurred and be continuing, and that we will have delivered to the trustee an opinion of counsel and an officer's certificate as provided in the indenture. (See Section 1101.)

Satisfaction and Discharge

      We may terminate certain of our obligations under the indenture with respect to debt securities of any series on the terms and subject to the conditions contained in the indenture, by depositing in trust with the trustee cash or eligible obligations (as defined below) (or a combination thereof) sufficient to pay the principal of and premium and interest, if any, due and to become due on the debt securities of such series on or prior to their maturity or redemption date in accordance with the terms of the indenture and such debt securities. (See Section 701.)

      The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations) will be discharged and cancelled upon the satisfaction of certain conditions, including:

    . the payment in full of the principal of (and premium, if any) and interest on all of the debt securities of such series or the deposit with the trustee of an amount in cash or eligible obligations (or a combination thereof) sufficient for such payment or redemption, in accordance with the indenture;

    .  the payment by us of all other sums required under the indenture; and

    . the delivery of a certificate by us to the trustee stating that all conditions relating to the satisfaction and discharge of the indenture have been complied with. (See Section 702.)

      Eligible Obligations include:

    . with respect to debt securities denominated in United States dollars, government obligations (which include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof); and

    . with respect to debt securities denominated in a currency other than United States dollars or in a composite currency, such other obligations or instruments as shall be specified with respect to such debt securities, as contemplated by the indenture.

      In order to terminate our obligations in respect of any series of debt securities, we must deliver to the trustee an opinion of counsel to the effect that the holders of that series of securities will not recognize income, gain or loss for federal income tax purposes as a result.

      For federal income tax purposes, any deposit contemplated by the first two paragraphs of this section may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such debt securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

Governing Law

      The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Description of the Guarantees

      AGL Resources has unconditionally guaranteed to each holder of debt securities and to the trustee and its successors the due and punctual payment of the principal of and premium, if any, and interest, if any, on the debt securities. The guarantees apply whether the payment is due at the maturity date of the debt securities, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the debt securities (if lawful) and all other obligations of the Issuer under the indenture.

      The guarantees will remain valid even if the indenture is found to be invalid. AGL Resources is obligated under the guarantees to pay any guaranteed amount immediately after AGL Capital Corporation's failure to do so.

      AGL Resources is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, AGL Resources depends on the earnings and cash flow of and dividends or distributions from its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of AGL Resources' consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to AGL Resources is subject to regulation.

      AGL Resources' holding company status also means that the right of AGL Resources to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that the claims of AGL Resources itself as a creditor of a subsidiary may be recognized. Since this is true for AGL Resources, it is also true for the creditors of AGL Resources, including the holders of the debt securities. The right of AGL Resources' creditors, including the holders of the debt securities, to participate in the distribution of the stock owned by AGL Resources in its regulated subsidiaries is also subject to regulation.

Concerning the Trustee

      The indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; provided, however, that if the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

      The indenture provides that, in case an event of default shall occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its power.

                              PLAN OF DISTRIBUTION

      We may sell securities:

    . to the public through a group of underwriters managed or co-managed by one or more underwriters;

    .  through one or more agents; or

    .  directly to purchasers.

      The distribution of the securities may be effected from time to time in one or more transactions:

    .  at a fixed price or prices, which may be changed from time to time;

    .  at market prices prevailing at the time of sale;

    .  at prices related to those prevailing market prices; or

    .  at negotiated prices.

      Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

      The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

    .  the name or names of any agents or underwriters;

    .  the public offering or purchase price;

    .  any discounts and commissions to be allowed or paid to dealers; and

    .  any exchanges on which the securities will be listed.

      Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered. We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents or the underwriters may be required to make.

      Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our affiliates in the ordinary course of business.

      The debt securities will be new issues of securities and will have no established trading market. Unless otherwise indicated in the prospectus supplement relating to a specific issuance of debt securities, the debt securities will not be listed on a national securities exchange or the Nasdaq National Market. We can give no assurance as to the liquidity of or the existence of trading markets for the debt securities.

                                 LEGAL MATTERS

      Certain legal matters related to the debt securities and guarantees will be passed upon for us by our counsel, Long Aldridge & Norman LLP, Atlanta, Georgia, and with regard to the laws of the State of Nevada, Marshall Hill Cassas & deLipkau, Reno, Nevada, or other counsel identified in the prospectus supplement or term sheet.

                                    EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from AGL Resources Inc.'s Annual Report on Form 10-K for the year ended September 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                  $300,000,000

                            AGL Capital Corporation

                          7 1/8% Senior Notes due 2011

                    Guaranteed fully and unconditionally by
                               AGL Resources Inc.
                           [AGL Resources Inc. logo]


                       --------------------------------

                             PROSPECTUS SUPPLEMENT

                       --------------------------------

                              Merrill Lynch & Co.
                         SunTrust Equitable Securities
                           Morgan Stanley Dean Witter
                           Wachovia Securities, Inc.
                              BNY Capital Markets
                         Banc One Capital Markets, Inc.
                           Credit Lyonnais Securities
                             Fleet Securities, Inc.
                                 Scotia Capital
                       Tokyo-Mitsubishi International plc

                               February 23, 2001

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